UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14701 Charlson Road
Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 9, 2019

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s 2019 Annual Shareholders’ Meeting will be held on Thursday, May 9, 2019, at 1:00 p.m., Central Time. You may attend the meeting and vote your shares electronically as part of our virtual only meeting of shareholders by visiting www.virtualshareholdermeeting.com/CHRW2019. You will need the 12-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or Proxy Card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts. The purposes of the meeting are:

1.	To elect ten directors to serve for a term of one year;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
4.	To approve adding shares of our Common Stock to the company’s equity incentive plan, which increases by 4,000,000 shares the authorized number of shares of our Common Stock issuable thereunder;
5.	To consider a shareholder proposal on the adoption of greenhouse gas emissions reduction targets; and
6.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Our Board of Directors has selected Wednesday, March 13, 2019, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our Annual Meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Thursday, March 28, 2019, we will have completed the mailing of the Notice of Internet Availability of Proxy Materials to our shareholders. The notice has instructions on how to access our 2019 Proxy Statement and Annual Report, attend our virtual meeting, and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by voting via the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 28, 2019

C.H. ROBINSON WORLDWIDE, INC.
14701 Charlson Road
Eden Prairie, Minnesota 55347

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS
May 9, 2019

This Proxy Statement is soliciting your proxy for use at the C.H. Robinson Worldwide, Inc.’s 2019 Annual Shareholders’ Meeting. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be completely virtual and held at 1:00 p.m. Central Time on Thursday, May 9, 2019. You may attend the virtual meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CHRW2019. The proxy can also be used at any adjournment or postponement of the Annual Meeting.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect ten directors to serve for a term of one year;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
4.	To approve adding shares of our Common Stock to the company’s equity incentive plan, which increases by 4,000,000 shares the authorized number of shares of our Common Stock issuable thereunder;
5.	To consider a shareholder proposal on the adoption of greenhouse gas emissions reduction targets; and
6.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We provide our shareholders with the opportunity to access the 2019 Annual Meeting proxy materials via the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge, if that is your preference. The notice contains your 12-digit control number that you will need to vote your shares and attend our virtual only meeting. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders by March 28, 2019.

General Information

Q:	Who is entitled to vote?
A:	Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 13, 2019, are entitled to vote at our Annual Meeting. March 13, 2019, is referred to as the record date. As of the record date, 137,358,627 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes during the Annual Meeting, or has properly submitted a proxy by mail, by telephone, or by internet. To achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and

2019 Proxy Statement	1

outstanding Common Stock as of March 13, 2019, must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

Q:	How can I vote?
A:	If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:
•	By Internet: You can vote your shares at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 p.m. Eastern Time on Wednesday, May 8, 2019. You will need your 12-digit control number that was included in the notice that was mailed to you. The voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.
•	By Telephone: You can vote your shares by telephone. To vote your shares by telephone, please go to www.proxyvote.com and log in using the control number provided on your notice. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 8, 2019. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.
•	By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 8, 2019, for all shares entitled to vote. The company will be hosting the Annual Meeting virtually this year, which we believe allows C.H. Robinson to be more inclusive and reach a greater number of our shareholders. To attend the virtual meeting please visit www.virtualshareholdermeeting.com/CHRW2019 and be sure to have the control number provided to you on your Notice of Internet Availability of Proxy Materials or Proxy Card. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to login with your control number and attend the Annual Meeting. Shareholders logging into the Annual Meeting with their control number will receive the same rights and opportunities to participate in the Annual Meeting as they would if the meeting was an in-person meeting, including having the ability to ask questions throughout the meeting and having those questions answered during the meeting, to the extent they are related to the business being conducted at the meeting. Shareholders logging in with their control number will be able to ask questions at any time during the Annual Meeting. Relevant questions related to business being conducted at the Annual Meeting will be answered following the adjournment of the Annual Meeting, and the company will prioritize questions that relate to the proposals considered at the Annual Meeting. If a shareholder asks general questions about C.H. Robinson, the company will respond to the shareholder after adjournment of the Annual Meeting. Shareholders can learn more information about how to access the Annual Meeting by visiting www.virtualshareholdermeeting.com/CHRW2019.

2	2019 Proxy Statement

Q:	What happens if I return my proxy without voting instructions?
A:	If you do not return voting instructions with your proxy, your proxy will be voted:
•	FOR the election of the director nominees named in this Proxy Statement;
•	FOR approval of the compensation of our named executive officers;
•	FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
•	FOR the addition of Common Stock to the company’s equity incentive plan; and
•	AGAINST the shareholder proposal on the adoption of greenhouse gas emissions reduction targets.

Generally, a shareholder who does not vote in person or by proxy on a nominee or a proposal is not considered present for determining whether the nominee is elected, or the proposal has been approved. Brokers cannot vote shares on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer but may vote shares on “routine” proposals without such instructions. The only routine proposal among the five listed above is the proposal to ratify the selection of Deloitte & Touche. If a broker does not receive voting instructions from its customer with respect to the other non-routine proposals and is precluded from voting on those proposals, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on the non-routine proposals.

Q:	What is the effect of an abstention or broker non-vote on each proposal?
A:	Regarding the proposals involving the election of directors, the ratification of Deloitte & Touche, the addition of our Common Stock to the company’s equity incentive plan, and the shareholder proposal:
•	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.
•	If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected, or the proposal is approved.

Regarding the advisory proposal on the compensation of our named executive officers:

•	If you abstain or do not vote (or a broker non-vote occurs) on this proposal, the abstention or failure to vote will not have any impact on the outcome of this proposal.
Q:	What is the required vote on each matter?
A:	Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory vote on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, provided that a quorum is present at the Annual Meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.
2019 Proxy Statement	3

Q:	How do I revoke my proxy?
A:	You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the corporate secretary’s attention at the company’s address listed above, or during the Annual Meeting.

Shareholder Proposals and Other Matters

In November 2018, we received written notice of a shareholder proposal, and that shareholder proposal is described in detail within this Proxy Statement. As of the date of this Proxy Statement, except for the shareholder proposal and the other matters described in this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

4	2019 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

There are ten nominees for election to the C.H. Robinson Board of Directors for a one-year term, nine of whom are current directors. The Board of Directors has set the number of directors constituting the Board of Directors as of the Annual Meeting at ten.

Scott P. Anderson, Wayne M. Fortun, Timothy C. Gokey, Mary J. Steele Guilfoile, Jodee A. Kozlak, Brian P. Short, James B. Stake, Paula C. Tolliver, and John P. Wiehoff are directors whose terms expire at the 2019 Annual Meeting. Robert C. Biesterfeld Jr. is a nominee for director at the 2019 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Guilfoile, Ms. Kozlak, and Ms. Tolliver and Messrs. Anderson, Biesterfeld, Fortun, Gokey, Short, Stake, and Wiehoff for election to the Board of Directors at the Annual Meeting for terms of one year each. Each has indicated a willingness to serve. Mr. Biesterfeld and Ms. Tolliver are standing for election by the shareholders for the first time at the Annual Meeting. Ms. Tolliver was identified as a potential candidate for the Board of Directors by a third-party search firm and appointed by the Board of Directors on October 1, 2018. Mr. Biesterfeld, who will be assuming the role of chief executive officer of the company on May 9, 2019, was nominated as a director by the Board of Directors in February 2019.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Guilfoile, Ms. Kozlak, and Ms. Tolliver and Messrs. Anderson, Biesterfeld, Fortun, Gokey, Short, Stake, and Wiehoff unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all the nominees, except for Robert C. Biesterfeld Jr. and John P. Wiehoff, are independent under the current standards for “independence” established by the Nasdaq Stock Market, on which C.H. Robinson’s stock is listed under the symbol “CHRW”. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

•	For Mr. Anderson, goods and services provided in the ordinary course of business by the company to Patterson Companies, Inc., where Mr. Anderson was employed during 2018, and which were immaterial to either companies’ revenues or operations in the last three fiscal years.
•	For Mr. Gokey, services provided in the ordinary course of business on behalf of the company by Broadridge Financial Solutions where Mr. Gokey is employed, and which were immaterial to either companies’ revenues or operations in the last three fiscal years.
•	For Mr. Short, services provided in the ordinary course of business by Admiral Merchants Motor Freight, Inc. (“AMMF”), an entity in which, together with a number of his family members, Mr. Short holds a controlling interest. In 2018, AMMF provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive health plan administration services and health claim stop loss insurance products from UnitedHealth Group Incorporated, of which Marianne D. Short, a sister of Mr. Short, was the chief legal officer during 2018. The amounts paid to UnitedHealth Group for such services and products were immaterial to either companies’ revenue or operations in the last three fiscal years.
2019 Proxy Statement	5

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board considered these relationships and their significance in determining that these directors are independent. Information concerning the nominees is below.

Director and Nominee Biographies and Qualifications

Scott P. Anderson (Director Nominee)
Scott P. Anderson, 52 years old, has been a director of the company since 2012. He is a special advisor to Patterson Companies, Inc. (Nasdaq: PDCO). He served as president and chief executive officer of Patterson Companies, Inc., from 2010 to 2017. In April 2013, he was elected to the additional responsibility of chairman of the board. Mr. Anderson has worked with Patterson Companies since 1993. Prior to June 2006, when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson became one of the company’s directors in June 2010. Mr. Anderson is a past chairman of the Dental Trade Alliance. Mr. Anderson is a trustee of Gustavus Adolphus College. He serves on the board of directors of the Ordway Theater. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and a Bachelor of Arts degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson Companies. He also has public company board experience, having served as a member of Patterson’s board of directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales, and vice president, marketing. Mr. Anderson meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Robert C. Biesterfeld Jr. (Nominee)
Robert C. Biesterfeld, Jr., 43 years old, was named chief operating officer of C.H. Robinson in February 2018 and will be assuming the role of chief executive officer of C.H. Robinson on May 9, 2019. Prior to serving as chief operating officer, Mr. Biesterfeld served as president of North American Surface Transportation from January 2016 to December 2018, vice president of North American Truckload from January 2014 to December 2015, and vice president of Temperature Controlled Transportation and Sourcing Services from January 2013 to December 2014. Before his executive roles, Mr. Biesterfeld was general manager of the West Sourcing region from 2003 to 2011. He began his career with C.H. Robinson in 1999 in the Corporate Procurement and Distribution Services office. Mr. Biesterfeld serves on several industry and non-profit boards and committees. He holds a Bachelor of Arts degree from Winona State University.

Mr. Biesterfeld has approximately 20 years of experience with C.H. Robinson, including investor relations and executive experience as chief operating officer and various other executive positions within the company. He has an extensive and thorough understanding of C.H. Robinson’s operations and the transportation industry in general.

6	2019 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Wayne M. Fortun (Director Nominee)
Wayne M. Fortun, 70 years old, has been a director of C.H. Robinson since 2001. Mr. Fortun joined Hutchinson Technology Inc., a global technology manufacturer, in 1975 and until 1983, he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer. In October 2012, he was appointed chairman of the board and retired as chief executive officer. In October 2016, he retired as chairman of the board.

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K Services, Inc.

Timothy C. Gokey (Director Nominee)
Timothy C. Gokey, 57 years old, joined C.H. Robinson as a director in 2017. On September 12, 2018, Mr. Gokey was named Broadridge Financial Solutions’ (NYSE: BR) chief executive offer, effective January 2, 2019. At that time he was also appointed to the Broadridge board of directors. Prior to the appointment he served as president and chief operating officer. Mr. Gokey joined Broadridge Financial Solutions in 2010 as chief corporate development officer. Mr. Gokey was promoted to corporate senior vice president and chief operating officer in 2012. He was appointed to president of Broadridge in September 2017. Prior to Broadridge, Mr. Gokey served as president, Retail Tax for H&R Block (NYSE: HRB) and as a partner at McKinsey & Company. Mr. Gokey earned a Doctorate in Finance and an undergraduate degree in Philosophy, Politics, and Economics from the University of Oxford, where he studied as a Rhodes Scholar. He is a graduate of Princeton University, where he earned a Bachelor of Arts in Public Affairs and Management Engineering.

Through his service as president and chief operating officer of Broadridge Financial Solutions, Mr. Gokey has developed exceptional leadership and execution skills and has broad public company knowledge and expertise. He is also deeply involved in Broadridge’s international operations and technology organization. In his prior roles with Broadridge, as well as H&R Block and McKinsey & Company, Mr. Gokey has demonstrated expertise in the areas of mergers and acquisitions, sales and marketing, and other growth-related activities. Mr. Gokey meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

2019 Proxy Statement	7

PROPOSAL ONE: ELECTION OF DIRECTORS

Mary J. Steele Guilfoile (Director Nominee)
Mary J. Steele Guilfoile, 65 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase (NYSE: JPM) and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and various merger integration, executive management and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (NYSE: IPG), where she is chairman of the audit committee; Hudson, Ltd (NYSE: HUD), where she serves as chairman of the audit committee; and Pitney Bowes Inc. (NYSE: PBI). Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and a Bachelor of Science degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the boards of Interpublic, Hudson, and Pitney Bowes.

Jodee A. Kozlak (Director Nominee)
Jodee A. Kozlak, 56 years old, joined C.H. Robinson as a director in 2013. Ms. Kozlak is the founder and chief executive officer of Kozlak Capital Partners, LLC, a private consulting firm. Prior to this role, Ms. Kozlak served as the global senior vice president of human resources of Alibaba Group (NYSE: BABA) from February 2016 to November 2017. Prior to joining Alibaba Group, Ms. Kozlak was the executive vice president and chief human resources officer of Target Corporation (NYSE: TGT) from March 2007 until February 2016. Prior to joining Target in 2001, Kozlak was a partner in the litigation practice of Greene Espel, PLLP, a Minnesota law firm. She also previously served as a senior associate at Oppenheimer Wolff & Donnelly and a senior auditor at Arthur Andersen & Co., both in Minneapolis. Ms. Kozlak serves as a board member of Aspen Dental, and MGIC Investment Corp. (NYSE: MTG). She joined the University of St. Thomas Board of Trustees in 2018, is past president of the board of directors of The Guthrie Theater, a fellow of the Distinguished Careers Institute (DCI) at Stanford University and a member of the Stanford Advisory Board on Longevity. She received a Bachelor of Arts degree in Accounting from the College of St. Thomas and earned her Juris Doctor degree from the University of Minnesota.

Through her human resources executive leadership at Target and Alibaba Group, Ms. Kozlak has developed significant knowledge and expertise in human capital strategy, global operations, and digital transformation. Her experience has also given her a deep understanding of executive compensation within a public company.

8	2019 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Brian P. Short (Director Nominee)
Brian P. Short, 69 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates AMMF, St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the board of directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, Allina Hospitals and Clinics, and William Mitchell College of Law. He also serves on the board of directors of the St. Francis Mission Foundation, the Advisory Council to the Law School of the University of Notre Dame and the board of governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides valuable insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

James B. Stake (Director Nominee)
James B. Stake, 66 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company (NYSE: MMM) in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M Company, Mr. Stake serves as a board member and chairs the compensation committee for Otter Tail Corporation (Nasdaq: OTTR), is chairman of the board for Ativa Medical Corp., and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science in Chemical Engineering from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M Company, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective for 3M Company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

2019 Proxy Statement	9

PROPOSAL ONE: ELECTION OF DIRECTORS

Paula C. Tolliver (Director Nominee)
Paula C. Tolliver, 54 years old, joined C.H. Robinson as a director in 2018. Ms. Tolliver currently serves as corporate vice president and chief information officer at Intel Corporation (Nasdaq: INTC). Prior to joining Intel in 2016, Ms. Tolliver served as corporate vice president of Business Services and chief information officer at the Dow Chemical Company (NYSE: DWDP) from 2012 to 2016. Ms. Tolliver also led a services business for Dow Chemical, in addition to holding a variety of other roles in her 20 plus years with the company. She earned a Bachelor’s degree in Business Information Systems and Computer Science from Ohio University.

Ms. Tolliver has significant experience and expertise in the areas of information technology and innovation. She also has demonstrated the ability to successfully lead a service business. Ms. Tolliver meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Director Nominee)
John P. Wiehoff, 57 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. As of May 9, 2019, Mr. Wiehoff will assume the role of executive chairman and no longer serve as chief executive officer. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the board of directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc. (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 27 years of experience with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Scott P. Anderson, Robert C.
Biesterfeld Jr., Wayne M. Fortun, Timothy C. Gokey, Mary J. Steele Guilfoile, Jodee A. Kozlak,
Brian P. Short, James B. Stake, Paula C. Tolliver, and John P. Wiehoff as directors of
C.H. Robinson Worldwide, Inc.

10	2019 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (or the “Board”) has a policy that all directors and nominees nominated for election at the Annual Meeting are expected to attend the Annual Meeting. In 2018, all of the director nominees attended the Annual Meeting.

During 2018, the Board of Directors held seven meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served on a committee) except Mr. Gokey, who attended 72 percent of the meetings. Mr. Gokey’s attendance was temporarily impacted by his professional obligations associated with his recent appointment as chief executive officer of Broadridge Financial Solutions. The Chair of the Governance Committee discussed these matters with Mr. Gokey and received assurances that Mr. Gokey’s attendance will not be impacted going forward.

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Scott P. Anderson	x		Chair
Wayne M. Fortun		Chair	x
Timothy C. Gokey	x	x
Mary J. Steele Guilfoile		x	x
Jodee A. Kozlak		x	x
Brian P. Short	x		x
James B. Stake	Chair	x
Paula C. Tolliver	x	x

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed chairman of the board in 2007. Mr. Wiehoff, who is resigning as chief executive officer of C.H. Robinson effective May 9, 2019, will continue to serve as executive chairman of the board. The Board has determined that Mr. Wiehoff’s continued service as executive chairman will allow him to utilize his Board leadership experience during the time of chief executive officer transition.

In 2019, the Board amended our Corporate Governance Guidelines to provide that the Board will appoint a lead independent director any time that the chairman of the board is not independent, and it describes the duties of the lead independent director. The Board appointed Scott P. Anderson to serve as lead independent director beginning in May 2019. Mr. Anderson currently serves as the Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee is responsible for the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

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Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the vice president of risk of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, our management and internal audit department conduct an annual enterprise risk assessment of the company, which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the committees.

The Audit Committee

All our Audit Committee members are “independent” under applicable Nasdaq listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that all five members of the Audit Committee, Messrs. Anderson, Gokey, Short, Stake, and Ms. Tolliver, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review, and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination;
(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with applicable rules of the Public Company Accounting Oversight Board;
(3)	Reviewing and approving in advance the services provided by the independent auditors;
(4)	Overseeing the internal audit function;
(5)	Reviewing the company’s significant accounting policies, financial results, and earnings releases and the adequacy of our internal controls and procedures;
(6)	Reviewing the risk management status of the company; and
(7)	Reviewing and approving related-party transactions.

The Audit Committee held eight meetings during 2018. The Audit Committee has engaged Deloitte & Touche LLP as the independent auditor for fiscal year 2019 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 42 of this Proxy Statement.

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The Compensation Committee

All our Compensation Committee members are “independent” under applicable Nasdaq listing standards and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee has oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;
(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;
(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;
(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and
(5)	Reviewing executive officers’ employment agreements; separation and severance agreements; change in control agreements; and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held five meetings during 2018. See 2018 Compensation Discussion and Analysis beginning on page 17 including Section VI, Compensation Process, beginning on page 25, for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 37 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable Nasdaq listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board and criteria for director nominees;
(2)	Identifying and recommending candidates for service on the Board;
(3)	Reviewing and revising the company’s Corporate Governance Guidelines, including recommending any necessary changes to the Corporate Governance Guidelines to the Board;
(4)	Leading the Board in an annual review of the performance of the Board and the Board committees;
(5)	Making recommendations to the Board regarding Board committee assignments;
(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements;
(7)	Making recommendations to the Board with respect to the compensation of non-employee directors;
(8)	Periodically reviewing with the company’s chief legal officer developments that may have a material impact on the company’s corporate governance programs, including related compliance policies; and
(9)	Periodically reviewing the company’s policies, practices, and disclosures with respect to significant issues of corporate responsibility including the alignment of such efforts with the company’s overall strategy.
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PROPOSAL ONE: ELECTION OF DIRECTORS

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held three meetings during 2018.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to C.H. Robinson Worldwide, Inc., Board of Directors, c/o C.H. Robinson corporate secretary, 14701 Charlson Road, Suite 1200, Eden Prairie, MN 55347. These communications will be compiled by the corporate secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees using the same selection criteria and qualifications as nominees identified by other sources, as described below. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board, regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s corporate secretary, either by personal delivery or by United States mail, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the corporate secretary no later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee, and to serve as a director if appointed by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;
(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

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(3)	A representation that the shareholder is a holder of record of C.H. Robinson Common Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and
(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the committee. A member of the committee will contact for further review those candidates whom the committee believes are qualified, who may fulfill a specific need of the Board of Directors, and who would otherwise best contribute to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2019 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2020 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2018, each independent director of C.H. Robinson was paid an annual retainer of $90,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $30,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $20,000. Other members of the Audit Committee received an additional annual retainer of $12,500, and other members of the Governance and Compensation Committees received additional annual retainers of $7,500. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual Board retainer in company stock no later than five years after joining the Board of Directors. We base the stock ownership requirements on all shares of company stock deemed owned by a director, which includes vested stock options, vested and unvested restricted stock units, and stock beneficially owned by the director, including owned in a trust, by a spouse, or by dependent children for our directors.

In 2018, the Board of Directors granted each director a fully vested restricted stock unit award valued at $135,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors. Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

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2018 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total	Aggregate Number of Shares Outstanding as of December 31, 2018(2)
Scott P. Anderson	$122,500		$135,000	$257,500	#16,732
Wayne M. Fortun	117,500		135,000	252,500	38,149
Timothy C. Gokey	110,000	(3)	135,000	245,000	3,380
Mary J. Steele Guilfoile	105,000	(4)	135,000	240,000	11,546
Jodee A. Kozlak	105,000	(5)	135,000	240,000	12,473
Brian P. Short	110,000	(3)	135,000	245,000	57,163
James B. Stake	127,500	(6)	135,000	262,500	18,908
Paula C. Tolliver(7)	22,500	(3)	33,750	56,250	668
(1)	The dollar value reflected in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after his or her board membership terminates.
(2)	Includes fully vested restricted stock units and directly owned shares.
(3)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(4)	The director has elected to receive one half of her board retainer in fully taxable unrestricted shares of company stock and the balance of her board and committee retainers in cash for the first half of 2018.
(5)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company and the balance of her fees in cash for the first quarter of 2018. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(6)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company and the balance of his fees paid in cash for 2018. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(7)	Ms. Tolliver was elected as a director of the company on October 1, 2018.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Timothy C. Gokey, Mary J. Steele Guilfoile, Jodee A. Kozlak, James B. Stake, and Paula C. Tolliver. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

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2018 EXECUTIVE COMPENSATION

2018 Compensation Discussion and Analysis The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives, and structure of our executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on pages 27 and 32, which provide further historical compensation information for the following Named Executive Officers (“NEOs”):

•	John P. Wiehoff, Chief Executive Officer
•	Andrew C. Clarke, Chief Financial Officer
•	Robert C. Biesterfeld Jr., Chief Operating Officer and President of North America Surface Transportation (“NAST”)[1]
•	Christopher J. O’Brien, Chief Commercial Officer
•	Michael J. Short, President of Global Freight Forwarding

I. Executive Summary

Key Compensation Philosophy and Structure

We believe our compensation philosophy and design are well aligned with the interests of our shareholders, as well as our performance culture, growth strategy, and desire to attract and retain high-quality executives.

We:

•	Pay for performance;
•	Reward profitable long-term growth; and
•	Align the interests of management with our shareholders.

The company reviews general industry survey data prepared by an independent compensation consultant to assess market competitiveness of the components of NEO compensation, including the appropriate mix of cash and equity. The company also relies on broader survey data to assess market competitiveness of executive compensation components. Internal equity is an important and necessary consideration in valuing executive positions. Individual pay decisions are made based on a variety of factors, such as company, business unit, and individual performance; scope and complexity of responsibility; critical needs and skills; leadership potential; and succession planning.

Compensation component considerations are as follows:

•	Base salaries: Base salaries are market-based, generally reflecting the 25th-50th percentile of our defined market for talent.
•	Annual incentive compensation: Annual incentive compensation for 2018 was based on the following:
•	For our CEO, the annual incentive was 125 percent of base salary at target and was based on enterprise adjusted pre-tax income (“APTI”). APTI is defined as pre-tax income, adjusted to exclude executive bonuses and unusual or extraordinary items. The APTI calculation is approved by our Compensation Committee.
•	For operating executive officers, the annual incentive varied from 33 percent to 100 percent of base salary at target and is tied to the APTI of the business division and/or region of responsibility for the executive.
•	For administrative executive officers, the annual incentive at target varied between 60 percent and 70 percent of base salary and is based on enterprise APTI.
[1]	Mr. Biesterfeld began 2018 as the company’s president of NAST and was appointed to chief operating officer as of March 1, 2018.
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2018 EXECUTIVE COMPENSATION

•	The maximum annual incentive that may be paid is two times the executive’s planned annual incentive at target.
•	Threshold and maximum performance goals for NEOs were set at 70 percent and 120 percent of the relevant APTI targets, respectively.
•	Equity compensation: Our restricted stock awards are performance-based. Beginning with grants issued in 2015, incentive stock options vest ratably over five years. We believe options are an inherently performance-based instrument because stock price appreciation must occur for the value to be delivered. Time-based vesting allows flexibility and liquidity for our executives not present in our performance-based share awards. It is also more consistent with market-based practices and therefore, supports our philosophy of providing compensation that is necessary to attract, retain, and motivate high-quality executives.

Equity compensation is approximately 51 percent of the value of target total compensation (salary plus target annual incentive plus grant date fair value of equity awards) for our executives, and 64 percent of target total compensation for our CEO. Because equity compensation is a significant component, it is important that our equity compensation instruments are consistent with market practices and viewed as competitive for top executive talent.

•	Mix of fixed and variable compensation: The mix of pay between fixed and variable compensation, and the portion of variable compensation linked to performance vesting and the value of company common stock, are consistent with our philosophy of strong linkage between pay and performance. It also puts a substantial percentage of our executives’ compensation at risk. As reflected in the following charts, 84 percent of Mr. Wiehoff’s 2018 target total compensation was variable or “at-risk,” and 72 percent of the 2018 target compensation for our other NEOs was variable or “at-risk.”

•	Stock ownership guidelines: To ensure alignment with our shareholders, the Compensation Committee has established stock ownership guidelines for our executive officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success aligns our executive interests with that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership guidelines for our executive officers based on all shares of company stock deemed owned by an executive officer, which includes vested stock options, stock held in the company 401(k) plan, vested and unvested performance shares and restricted stock units. It also includes stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children. Equity ownership guidelines for executive officers are as follows:
•	CEO: Six times base salary
•	Other NEOs: Three times base salary

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•	Other direct reports to the CEO and COO: Three times base salary

It is expected that new or recently promoted members of the executive team will achieve the appropriate level of ownership within five years of their appointment.

2018 Performance Highlights and Incentive Payouts

In 2018, we achieved record performance results through the strength of our people and our global platform. Our focus on providing exceptional service to our customers and service providers; leveraging our technology and data; and having highly talented, high-performing people in the industry enabled us to continue to win in the marketplace. Our strong business results translated into above-target incentive payouts under our annual cash incentive plan for four of our NEOs and increased vesting in our performance-based equity awards.

Our enterprise APTI, which is the measure we used to determine annual non-equity incentive payments for three of our NEOs in 2018, finished 14 percent above target in 2018.

NAST APTI finished at 17 percent above target in 2018 driven by strong net revenue growth from all service lines. Net revenue growth was primarily driven by increased pricing to our customers, mostly notably in truckload and less than truckload (“LTL”) services but was partially offset by a decrease in truckload volumes. NAST APTI is one of the performance measures for one of our 2018 NEOs.

Global Forwarding APTI finished at four percent below target in 2018 driven by strategic investments in our people and processes. These investments included an increase in personnel expense due to higher average headcount and increased expenditures related to technology, occupancy, and purchased services, including those from acquisitions. These increases were partially offset by an increase in net revenues. Net revenue growth was driven by increased volumes in all services and increased customer pricing in ocean and air services. Global Forwarding APTI was the annual incentive compensation performance measure for one of our 2018 NEOs.

Say On Pay

The Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of NEOs. At our 2018 and 2017 Annual Meetings, our say-on-pay proposals received “for” votes that represented approximately 88 percent and 90 percent, respectively, of the shares voted on the proposals. The Compensation Committee considered the results of these say-on-pay votes and other shareholder feedback when evaluating our compensation practices and policies in 2018, and when setting the compensation of our NEOs for 2018. The Compensation Committee believes that our say-on-pay proposal results demonstrate shareholders’ support of our compensation practices.

II. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, a significant portion of the cash compensation of our managers is based on the growth and profitability of their office. Performance based compensation makes up a significant portion of our employees’ total compensation package. In addition, approximately 2,500 employees, or over 16.4 percent of our total employees, hold equity they received through our current equity incentive plan.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive officer compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;
(2)	Pay incentive compensation aligned with company earnings growth at various levels;
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2018 EXECUTIVE COMPENSATION

(3)	Emphasize both team and company performance;
(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and
(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executive officers are based on several factors, including individual performance, level of responsibility, unique skills of the executive, tenure, and demands of the position.

III. Key Compensation Practices

Our compensation framework and pay-for-performance practices provide appropriate incentives to our executive officers to achieve our financial goals and better align our executives with our shareholders’ interests.

What We Do	What We Don’t Do
Executive compensation and incentive payouts are subject to the approval of our independent Compensation Committee	No guaranteed bonuses
Pay opportunity is competitive with the 25th-50th percentile of general market data of similarly-sized companies. Performance determines a majority of actual earned pay and can be above or below the pay opportunity
No supplemental pension or executive retirement plan (SERP) benefits
A significant portion of pay is at risk and performance based	No repricing of underwater options or stock appreciation rights without shareholder approval
Annual incentive compensation performance metrics are directly tied to the driver of shareholder value (APTI)	No hedging or pledging of company shares
Appropriate caps on incentive plan payouts	No discounted option or SAR grants
Performance based restricted stock and stock option grants to create alignment with shareholders	No executive only severance plan
Executives are subject to robust stock ownership guidelines and a minimum of a two-year post-vest holding requirement on all performance shares
Equity compensation subject to forfeiture and claw-back if executive violates company employment agreements
Our Compensation Committee is comprised entirely of independent directors
Our Compensation Committee engages an independent consultant
Our Compensation Committee regularly meets in executive session without management present

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IV. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executive officers as part of a total compensation package necessary to attract, retain, and motivate high quality executives. Our 2018 base salaries generally reflect the 25th to 50th percentile of our defined market for talent. Salary levels in 2018 remain unchanged from 2017, other than for Mr. Biesterfeld who was promoted to chief operating officer in 2018 and took on additional responsibilities in that position.

Base salaries are reviewed annually. The Salary column of the Summary Compensation Table on page 32 contains the annual base salary earned for 2018 for each of the NEOs.

Non-Equity Incentive Plan Compensation (“annual incentive compensation”)

The primary objectives of our annual non-equity incentive plan compensation (“annual incentive compensation”) are to motivate our people to grow our company profits and align pay with annual company performance.

The Compensation Committee approves an individualized incentive compensation plan for each NEO in the first quarter of the calendar year. NEO annual incentive compensation amounts are set as a percentage of their base salary, to reflect the executive’s responsibilities, performance, and contribution to overall company goals. The financial measure used to determine incentive compensation is APTI.

Each year, the Compensation Committee establishes target APTI growth for the enterprise and the divisions at levels that are consistent with the company’s expected results. Given the transactional nature of a significant portion of our business and our fluctuating net revenue margins due to market conditions, historically, the company has found it difficult to forecast short-term performance. As such, we believe it is important to align targets more closely with our long-term growth goals, with some consideration given to shorter-term market trends and divisional business plans. Our annual targets should not vary significantly year to year, except under unusual circumstances.

The threshold, target, and maximum levels of APTI growth are set each year with the following objectives:

•	The relative difficulty of achieving each level is consistent from year to year;
•	The target level is challenging but achievable and reflects planned company performance. The performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and
•	A threshold payment is made to reward partial achievement of the target, and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

For performance between threshold and target or target and maximum, the achievement percentage is determined by linear interpolation. The performance range for the annual incentive compensation target for NEOs ranges from 70 percent of target at threshold and 120 percent of target at maximum. The NEO annual incentive compensation plan is capped at two times the target opportunity.

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2018 EXECUTIVE COMPENSATION

In 2018, the Compensation Committee established these APTI targets based on the expectation that our stated long-term diluted earnings per share growth rate for the company would be in the range of 7 to 12 percent. The Compensation Committee certified the following actual performance levels and percentage of target payout for each of the NEOs.

2018 NEO Annual Incentive Compensation Metrics	Target	Actual
Enterprise APTI growth(1)	7%	21%
North America Surface Transportation APTI growth(2)	7%	24%
Global Forwarding APTI growth(3)	10%	6%
(1)	In 2018, Mr. Wiehoff, Mr. Clarke, and Mr. O’Brien were paid based on Enterprise APTI.
(2)	In 2018, Mr. Biesterfeld was paid based on NAST APTI and Enterprise APTI.
(3)	In 2018, Mr. Short was paid based on Global Forwarding APTI.

Incentive compensation plans are reviewed annually. The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32 contains the annual incentive compensation earned for 2018 for each of the NEOs.

Equity Compensation

We use equity compensation as our primary tool for aligning our executives with long-term shareholder interests, rewarding them for the achievement of overall company performance, and retaining them at C.H. Robinson. Equity compensation for our executive officers is performance based and highly variable based on growth in company earnings and stock price appreciation. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved equity incentive plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, stock units, and other types of equity compensation. Executive officers, other employees, and directors may receive equity compensation.

NEO Awards

Equity awards made to our NEOs in 2018 were granted in the form of performance shares and time-based incentive stock options weighted equally by fair value. Both the performance shares and time-based incentive stock option awards vest over five calendar years. Given the large percentage of their total compensation that is equity, the performance vesting formula that is based solely on growth in company profitability, and the long-term nature of the vesting and delivery, we believe these awards are an effective tool for creating long-term ownership, aligning our executives’ interests with those of our shareholders, and linking executive officer compensation to our long term company growth strategy. While the five-year vesting for both performance shares and incentive options is a longer period than most companies use, this was done purposefully, to reinforce the long-term retentive intent of these awards.

Equity awards are reviewed and granted annually. The Stock Awards and Option Awards columns of the Summary Compensation Table on page 32 contain the grant date fair value of the equity awards granted during 2018 to each of the NEOs.

Performance Shares

For our performance share awards, vesting may occur each year for up to five calendar years, based on company performance. Any performance shares that are unvested at the end of the five years are forfeited back to the company. Performance vesting is constructed in a manner as to vest 0 to 100 percent of the award based on the change in earnings per share from the prior year’s achievement, over the five-year vesting period of the award. However, in no case may an award vest more than 100 percent. Additionally, an award may vest zero percent when there is negative year-over-year growth as was experienced by participants in 2013.

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2018 EXECUTIVE COMPENSATION

The annual vesting percentage for performance share awards is equal to the year-over-year percentage increase (or decrease) in diluted net income per share, plus ten percentage points.

For all performance awards made to NEOs in 2013 through 2018, we have a post-vest holding period whereby the standard delivery of all vested shares occurs on the earlier of two years after termination of employment or two years following the end of the five-year vesting period. We believe the delivery two years after vesting or termination strengthens our employment agreements and aligns with shareholders’ interests.

For awards made prior to 2015, NEOs could elect a different time for the delivery of the vested shares before the vesting period began. However, that delivery cannot be less than two years after termination or the five-year vesting period.

Dividend equivalents are paid to participants in cash on all performance shares, vested or unvested. Dividend equivalents provide an important link between the executives’ stake in the company and its long-term health. It also better aligns them with our shareholders, who receive approximately 40 to 50 percent of company earnings in the form of dividends.

The fair value of each share-based award is established on the date of grant. For grants of performance shares and restricted stock units, the fair value is established based on the market price of our common stock on the date of the grant, discounted for post-vesting holding restrictions.

Performance share annual vesting percentage information is set forth in the following table:

Performance Vesting Year	2013 Award	2014 Award	2015 Award	2016 Award	2017 Award	2018 Award
2014	25%	—	—	—	—	—
2015	25%	25%	—	—	—	—
2016	12%	12%	12%	—	—	—
2017	9%	9%	9%	9%	—	—
2018	29%	43%	43%	43%	43%	—
Total Cumulative Vesting	100%	89%	64%	52%	43%	0%
Vesting Years Remaining	0	1	2	3	4	5

Stock Options

C.H. Robinson awarded performance-based incentive stock options to executives, including the NEOs, through 2014. These awards contain performance-based vesting terms and conditions identical to the performance share grants made to our executives. As noted below, beginning in 2015, incentive stock options granted were time-based, vesting ratably over five years beginning in 2016, 2017, and 2018, respectively. For grants of incentive stock options, the fair value is established using the Black-Scholes option pricing model. Incentive stock option annual vesting percentage information is set forth in the following table:

Vesting Year	2013 Award	2014 Award	2015 Award	2016 Award	2017 Award	2018 Award
2014	25%	—	—	—	—	—
2015	25%	25%	—	—	—	—
2016	12%	12%	20%	—	—	—
2017	9%	9%	20%	20%	—	—
2018	29%	43%	20%	20%	20%	—
Total Cumulative Vesting	100%	89%	60%	40%	20%	0%
Vesting Years Remaining	0	1	2	3	4	5
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V. Additional Compensation Policies and Practices

Equity Plan Acceleration and Post Employment Vesting

We do not have a separate severance pay plan for NEOs.

Our performance share award agreements with our NEOs include provisions that allow Board discretion to accelerate vesting, in full, if a change in control occurs2, or if employment ends due to death or disability. Incentive stock options granted to our NEOs will fully vest and become exercisable immediately in connection with the same events. This treatment for performance share awards and stock option awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event.

Post-employment vesting (for reasons other than death, disability, and change in control) is tied to non-compete agreements and provides protections to the company and our relationships with our employees, customers, and service providers. For equity grants, the following post-employment vesting is available, based on age and tenure with the company following a minimum of five years of service:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Employment Agreements

C.H. Robinson uses employment agreements to protect against former employees soliciting our employees, customers, and service providers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Certain employees, including all executives, sign a management employment agreement that includes more restrictive non-competition and non-solicitation covenants. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any NEOs, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post Employment Vesting section.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific benefit arrangement and perquisite in 2018 was the personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2018, Mr. Wiehoff had 5.54 hours of personal use of the corporate aircraft.

The Supplemental All Other Compensation table found on page 32 contains information about the benefits and perquisites for each of the NEOs, including the aggregate incremental value of the perquisites.

[2]	If a change in control of our company occurs, the Compensation Committee may take such actions with respect to outstanding equity awards as it deems appropriate under the circumstances, which may include (i) providing for the continuation, assumption, or replacement of outstanding awards by the surviving or successor entity; (ii) providing that outstanding awards will terminate upon or immediately prior to the consummation of such change in control; (iii) providing that outstanding awards will vest and become exercisable or payable, in whole or in part, prior to or upon consummation of such change in control, or upon termination of a NEO’s employment; or (iv) providing for the cancellation of any outstanding award in exchange for a payment equal to the intrinsic value of the award at the time of the change in control. The Compensation Committee may specify the action to be take in an award agreement or take the action prior to or coincident with the change in control and is not required to treat all awards or all NEOs similarly.

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Other Broad-Based Employee Benefits

Our NEOs are eligible to participate in all the same benefit programs as other C.H. Robinson employees. These include:

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k)-retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, through 2018, the company matched 100 percent of the first four percent of eligible compensation that employees contributed to the plan during the year.

Employee Stock Purchase Plan

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of the Internal Revenue Code.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors several health and welfare benefit plans for our employees: health, dental, vision, flexible medical and dependent care spending, short-term disability and long-term disability, life insurance, and holiday and other paid time off.

VI. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;
(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;
(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;
(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and
(5)	Reviewing the executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee Report on executive compensation is found on page 37 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on base salary compensation for the company’s executive leaders, including each of the NEOs. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chief executive officer’s compensation, as well as approves the compensation for the other NEOs.

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At the February 2018 Compensation Committee meeting, after the financial results of the previous year have been finalized, our chief executive officer presents to the Compensation Committee his recommendation on annual incentive compensation plans for the company’s executive leaders, including each of the NEOs. During this meeting, the Compensation Committee certifies the APTI results and corresponding incentive compensation for the executive officers for the prior year and approves recommended non-equity incentive targets for the current year.

The Compensation Committee considers many factors when setting compensation plans and awards, including company performance, NEOs’ responsibilities, officer performance, position tenure, experience, and survey information from independent experts. For the past five years, the Compensation Committee engaged Aon Hewitt to present executive compensation market data and practices information to the Compensation Committee in preparation for determining and approving executive compensation. Typically, the Compensation Committee reviews general industry benchmark data every one to two years as provided by Aon Hewitt. The Compensation Committee does periodically plan to seek independent consultative input and consideration of the company’s executive compensation as it continues to assess the company’s executive officer compensation practices.

Equity Compensation

In 2018, our NEOs were awarded performance shares and time-based stock options. Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chief executive officer’s equity compensation award. The Compensation Committee approves the awards for each of the executive officers and approves the equity grants to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the NEOs, is the date of Compensation Committee approval.

VII. Named Executive Officer Compensation

Realized Annual Compensation

C.H. Robinson views total realized annual compensation as total cash (base salary and annual incentive compensation) plus equity vested during that calendar year. As described in the equity compensation section above, the equity compensation of our executive officers is performance based and has significant variability based on company earnings growth. Because performance equity may not vest, we think it is most appropriate to measure total compensation in this way. In the Total 2018 Realized Annual Compensation table for each NEO below, the values in the “Equity Earned” column reflect the actual percentage vested during the calendar year multiplied by the grant date fair value for the performance shares and the stock options vesting during each year.

Named Executive Officers Performance Evaluation and Compensation

The NEOs are all paid the same compensation elements. The determination of the other NEOs’ 2018 base salary, annual incentive compensation award, and equity compensation followed the practices explained above for executive compensation. Each member of this group is evaluated, and his compensation is based on several different factors, including, but not limited to, the following:

(1)	title, role, scope of responsibility, and relative experience;
(2)	tenure in their position;
(3)	subjective evaluation of individual performance;
(4)	financial performance of the company as a whole;
(5)	financial performance of the portion of the business the NEO leads, where applicable; and
(6)	comparison to market survey information.

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Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, Chairman, President, and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, annual incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $1,167,000 in 2018. In 2018, Mr. Wiehoff earned annual incentive compensation of $2,427,366, which was paid in cash on February 28, 2019. The amount was calculated based on his annual incentive compensation agreement, as described in Section IV above. Mr. Wiehoff’s annual incentive compensation plan awarded compensation for the company’s achievement of APTI in certain ranges. Mr. Wiehoff’s 2018 incentive compensation and equity compensation increased compared to 2017. This was primarily due to Enterprise performance exceeding our 2018 target performance goal, which resulted in an above-target incentive payout and a higher performance vesting percentage in 2018 compared to prior years. Mr. Wiehoff was granted 33,760 performance shares and 118,350 time-based incentive stock options. These shares and options are available to begin vesting in 2019.

John P. Wiehoff 2018 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target APTI Growth %	Enterprise Actual APTI Growth %
$1,167,000	125%	250%	7%	21%

Total 2018 Realized Annual Compensation: The table below illustrates Mr. Wiehoff’s total realized compensation in 2018 of $10,085,489, an increase of 166.1 percent from 2017. Our strong performance in 2018 resulted in enterprise APTI growth of 21 percent, significantly exceeding target growth of 7 percent and therefore Mr. Wiehoff earned a large increase in non-equity incentive compensation. In addition, our earnings per share growth of 33 percent resulted in performance equity vesting of 43 percent.

	Salary	Non-Equity Incentive	Total Cash	% of Target Incentive Achieved	Equity Earned(1)	Total Realized Compensation
2018	$1,167,000	$2,427,366	$3,594,366	166%	$6,491,123	$10,085,489
2017	1,167,000	871,475	2,038,475	60%	1,752,027	3,790,502
2016	1,167,000	937,270	2,104,270	80%	1,645,457	3,749,727
(1)	See the disclosures made under the headings Performance Shares, page 22, and Stock Options, page 23, pertaining to the actual vesting percentages earned.

Andrew C. Clarke, Chief Financial Officer

The base salary for Andrew C. Clarke was $550,000 in 2018. He earned annual incentive compensation of $640,642 for 2018 paid in cash on February 28, 2019. Mr. Clarke’s 2018 incentive compensation and equity compensation increased compared to 2017. This was primarily due to enterprise performance exceeding our 2018 target performance goal, which resulted in an above-target incentive payout and a higher performance vesting percentage in 2018 compared to prior years. Mr. Clarke was awarded 6,010 performance shares and 21,410 time-based incentive stock options in 2018. These shares and options are available to begin vesting in 2019.

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Andrew C. Clarke 2018 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target APTI Growth %	Enterprise Actual APTI Growth %
$550,000	70%	140%	7%	21%

Total 2018 Realized Annual Compensation: The table below illustrates Mr. Clarke’s total realized compensation in 2018 of $2,314,432, an increase of 115.9 percent over 2017. Our strong performance in 2018 resulted in enterprise APTI growth of 21 percent, significantly exceeding target growth of 7 percent and therefore Mr. Clarke earned a large increase in non-equity incentive compensation. In addition, our earnings per share growth of 33 percent resulted in performance equity vesting of 43 percent.

	Salary	Non-Equity Incentive	Total Cash	% of Target Incentive Achieved	Equity Earned(1)	Total Realized Compensation
2018	$550,000	$640,642	$1,190,642	166%	$1,123,790	$2,314,432
2017	550,000	230,004	780,004	60%	292,080	1,072,084
2016	525,000	210,826	735,826	80%	213,071	948,897
(1)	See the disclosures made under the headings Performance Shares, page 22, and Stock Options, page 23, pertaining to the actual vesting percentages earned.

Robert C. Biesterfeld Jr., Chief Operating Officer and President of North America Surface Transportation

Mr. Biesterfeld began 2018 as the company's president of NAST, earning a salary of $475,000. On March 1, 2018, Mr. Biesterfeld was promoted to chief operating officer of the company, earning a salary of $625,000. He earned annual incentive compensation for 2018 of $849,620 paid in cash on February 28, 2019. Mr. Biesterfeld’s 2018 incentive compensation and equity compensation increased compared to 2017. This was primarily due to both enterprise and NAST performance exceeding our 2018 target performance goal, which resulted in an above-target incentive payout and a higher performance vesting percentage in 2018 compared to prior years. In March 2018 and in conjunction with Mr. Biesterfeld’s promotion to Chief Operating Officer, Mr. Biesterfeld received 3,970 performance shares and 20,640 time-based incentive stock options. These shares and options were available to begin vesting in 2018. In December 2018, as part of our regular equity grant cycle, Mr. Biesterfeld received 10,840 performance shares and 37,970 time-based incentive stock options. These shares and options are available to begin vesting in 2019.

Robert C. Biesterfeld Jr. 2018 Incentive Compensation Plan (split 50/50 between below metrics)

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	North America Surface Transportation Target APTI Growth %	North America Surface Transportation Actual APTI Growth %
$625,000	100%	150%	7%	24%
Enterprise Target APTI Growth %	Enterprise Target APTI Growth %
7%	21%

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Following Mr. Biesterfeld’s promotion to chief operating officer on March 1, 2018, Mr. Biesterfeld’s target growth also began to be measured on the company’s enterprise wide target growth of 7 percent and actual growth of 21 percent.

Total 2018 Realized Annual Compensation: The table below illustrates Mr. Biesterfeld’s total realized compensation in 2018 of $2,666,932, an increase of 166.0 percent from 2017. Our strong performance in 2018 resulted in enterprise APTI growth of 21 percent and NAST APTI growth of 24 percent, each significantly exceeding their respective target growth amounts of 7 percent and therefore Mr. Biesterfeld, who was measured on both our enterprise and NAST APTI growth metrics, earned a large increase in non-equity incentive compensation. In addition, our earnings per share growth of 33 percent resulted in performance equity vesting of 43 percent.

	Salary	Non-Equity Incentive	Total Cash	% of Target Incentive Achieved	Equity Earned(1)	Total Realized Compensation
2018	$600,000	$849,620	$1,449,620	136%	$1,217,312	$2,666,932
2017	475,000	245,848	720,848	65%	281,602	1,002,450
2016	450,000	250,378	700,378	74%	212,795	913,173
(1)	See the disclosures made under the headings Performance Shares, page 22, and Stock Options, page 23, pertaining to the actual vesting percentages earned.

Christopher J. O’Brien, Chief Commercial Officer

Christopher J. O’Brien’s base salary was $500,000 in 2018. He earned annual incentive compensation of $499,201 for 2018, which was paid in cash on February 28, 2019. Mr. O’Brien’s annual incentive compensation plan awarded compensation for the company’s achievement of APTI in certain ranges. Mr. O’Brien’s 2018 incentive compensation and equity compensation increased compared to 2017. This was primarily due to enterprise performance exceeding our 2018 target performance goal, which resulted in an above-target incentive payout and a higher performance vesting percentage in 2018 compared to prior years. Mr. O’Brien was awarded 6,010 performance shares and 21,410 time-based incentive stock options in 2018. These shares and options are available to begin vesting in 2019.

Christopher J. O’Brien 2018 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target APTI Growth %	Enterprise Actual APTI Growth %
$500,000	60%	120%	7%	21%

Total 2018 Realized Annual Compensation: The table below illustrates Mr. O’Brien’s total realized compensation in 2018 of $2,282,917, an increase of 121.6 percent from 2017. Our strong performance in 2018 resulted in

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enterprise APTI growth of 21 percent, significantly exceeding target growth of 7 percent and therefore Mr. O’Brien earned a large increase in non-equity incentive compensation. In addition, our earnings per share growth of 33 percent resulted in performance equity vesting of 43 percent.

	Salary	Non-Equity Incentive	Total Cash	% of Target Incentive Achieved	Equity Earned(1)	Total Realized Compensation
2018	$500,000	$499,201	$999,201	166%	$1,283,716	$2,282,917
2017	500,000	179,224	679,224	60%	351,189	1,030,413
2016	500,000	200,786	700,786	80%	348,571	1,049,357
(1)	See the disclosures made under the headings Performance Shares, page 22, and Stock Options, page 23, pertaining to the actual vesting percentages earned.

Michael J. Short, President of Global Freight Forwarding

Mr. Short’s base salary in 2018 was $500,000. He earned $316,464 annual incentive compensation for 2018. Mr. Short’s 2018 incentive compensation decreased compared to 2017, however his equity compensation increased compared to 2017. His incentive compensation decrease was primarily due to Global Forwarding performance coming in under target by 4 percent in 2018. His equity compensation, based on enterprise performance, increased due to an increase in the equity vesting in 2018 compared to prior years. In 2018, Mr. Short received 5,680 performance shares and 20,220 time-based incentive stock options. These shares and options are available to begin vesting in 2019.

Michael J. Short 2018 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Global Forwarding Target APTI Growth %	Global Forwarding Actual APTI Growth %
$500,000	70%	140%	10%	6%

Total 2018 Realized Annual Compensation: The table below illustrates Mr. Short’s total realized compensation in 2018 of $1,819,790, a 46.4 percent increase over 2017. Our strong performance in 2018 resulted in enterprise APTI growth of 21 percent, significantly exceeding target growth of 7 percent and therefore Mr. Short earned a large increase in non-equity incentive compensation. In addition, our earnings per share growth of 33 percent resulted in performance equity vesting of 43 percent.

	Salary	Non-Equity Incentive	Total Cash	% of Target Incentive Achieved	Equity Earned(1)	Total Realized Compensation
2018	$500,000	$316,464	$816,464	90%	$1,003,326	$1,819,790
2017	500,000	393,549	893,549	112%	349,610	1,243,159
2016	500,000	302,724	802,724	101%	274,318	1,077,042
(1)	See the disclosures made under the headings Performance Shares, page 22, and Stock Options, page 23, pertaining to the actual vesting percentages earned.

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Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employee” (which as of 2018 includes the chief executive officer, chief financial officer, and our three other most highly compensated executive officers). Prior to 2018, this deduction limitation did not apply to qualified “performance-based” compensation and a company’s chief financial officer was not considered to be a “covered officer”. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our executives’ compensation should be tied to the company’s performance and that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to us. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

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Summary Compensation Table

Name of Executive Officer and Principal Position	Year	Salary	Bonus	(1) Stock Awards		(2) Option Awards		(3) Non-Equity Incentive Plan Compensation	(4) All Other Compensation	Total
John P. Wiehoff	2018	$1,167,000	$0	$2,515,458		$2,428,542		$2,427,366	$20,490	$8,558,856
President and Chief	2017	1,167,000	0	2,383,725		2,383,349		871,475	28,638	6,834,187
Executive Officer	2016	1,167,000	0	2,369,215		1,825,236		937,270	23,344	6,322,065
Andrew C. Clarke	2018	550,000	0	447,805		439,333		640,642	11,000	2,088,780
Chief Financial Officer	2017	550,000	0	451,075		451,693		230,004	10,800	1,693,572
	2016	525,000	0	470,598		354,186		210,826	10,600	1,571,210
Robert C. Biesterfeld Jr.	2018	600,000	0	1,110,877	(5)	1,081,727	(5)	849,620	11,000	3,653,224
Chief Operating	2017	475,000	0	451,075		451,693		245,848	10,800	1,634,416
Officer	2016	450,000	0	470,598		314,874		250,378	10,600	1,496,450
Christopher J. O'Brien	2018	500,000	0	447,805		439,333		499,201	11,000	1,897,339
Chief Commercial	2017	500,000	0	425,851		426,630		179,224	10,800	1,542,505
Officer	2016	500,000	0	444,634		334,530		200,786	10,600	1,490,549
Michael J. Short	2018	500,000	0	423,217		414,914		316,464	11,000	1,665,595
President-Global	2017	500,000	0	400,626		401,426		393,549	10,800	1,706,401
Freight Forwarding	2016	500,000	0	418,020		314,874		302,724	10,600	1,546,218
(1)	The 2016, 2017, and 2018 performance share grants are available to vest over a five-year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 12 percent in 2016, 9 percent in 2017, and 43 percent in 2018. Assumptions used in the calculation of the amounts reported in this table are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
(2)	The 2016, 2017, and 2018 stock option grants are time-based awards that vest pro-rata over the five calendar years after the year of grant. Assumptions used in the calculation of the amounts reported in this table are included in Note 6 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
(3)	The dollar amount in this column represents the amount the named executive officer earned during the respective year under their non-equity annual incentive plan. The amount earned is paid out as cash compensation early in the following year.
(4)	All other compensation for our NEOs is summarized in the Supplemental All Other Compensation table.
(5)	These figures include compensation adjustments as a result of Mr. Biesterfeld's promotion to Chief Operating Officer effective March 1, 2018.

Supplemental All Other Compensation Table

Name of Executive Officer	Year	Perks and Other Personal Benefits	Tax Reimbursements	(1) Registrant Contributions to Defined Contributions	Insurance Premiums	Other		Total
John P. Wiehoff	2018	$0	$0	$11,000	$0	$9,490	(2)	$20,490
Andrew C. Clarke	2018	0	0	11,000	0	0		11,000
Robert C. Biesterfeld Jr.	2018	0	0	11,000	0	0		11,000
Christopher J. O'Brien	2018	0	0	11,000	0	0		11,000
Michael J. Short	2018	0	0	11,000	0	0		11,000
(1)	Represents matching contributions under the company’s qualified 401(k) plan.
(2)	Represents the value of Mr. Wiehoff’s personal use of the corporate aircraft as required under applicable SEC rules.

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Dividend Equivalents Paid on Unvested Shares

		(1)
Name of Executive Officer	Year	Dividend Equivalents
John P. Wiehoff	2018	$243,782	(2)
	2017	229,525	(2)
	2016	195,417	(2)

Andrew C. Clarke	2018	45,794	(2)
	2017	36,624	(2)
	2016	26,313	(2)

Robert C. Biesterfeld Jr.	2018	52,634	(2)
	2017	35,346	(2)
	2016	25,845	(2)

Christopher J. O'Brien	2018	47,043	(2)
	2017	46,162	(2)
	2016	41,089	(2)

Michael J. Short	2018	46,701	(3)
	2017	41,428	(3)
	2016	34,910	(3)
(1)	Dividends paid on these shares were paid directly to the named executive officer through the company's payroll system.
(2)	Represents performance-based shares.
(3)	Represents both performance and time-based shares.
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Grants of Plan-Based Awards in 2018

Name of Executive Officer	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	(2) Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
John P. Wiehoff	12/5/2018	$—	$ —	$ —	—	—	$33,760 (3)	—	$ —	$2,515,458
	12/5/2018	—	—	—	—	—	—	$118,350 (4)	88.87	2,428,542
		0	1,458,750	2,917,500	—	—	—	—	—	—
Andrew C. Clarke	12/5/2018	—	—	—	—	—	6,010 (3)	—	—	447,805
	12/5/2018	—	—	—	—	—	—	21,410 (4)	88.87	439,333
		0	385,000	770,000	—	—	—	—	—	—
Robert C. Biesterfeld Jr.	3/1/2018	—	—	—	—	—	3,970 (5)	—	—	303,189
	3/1/2018	—	—	—	—	—	—	20,640 (6)	89.70	302,582
	12/5/2018	—	—	—	—	—	10,840 (3)	—	—	807,688
	12/5/2018	—	—	—	—	—	—	37,970 (4)	88.87	779,144
		0	625,000	937,500	—	—	—	—	—	—
Christopher J. O'Brien	12/5/2018	—	—	—	—	—	6,010 (3)	—	—	447,805
	12/5/2018	—	—	—	—	—	—	21,410 (4)	88.87	439,333
		0	300,000	600,000	—	—	—	—	—	—
Michael J. Short	12/5/2018	—	—	—	—	—	5,680 (3)	—	—	423,217
	12/5/2018	—	—	—	—	—	—	20,220 (4)	88.87	414,914
		0	350,000	700,000	—	—	—	—	—	—
(1)	Under the terms of the award, the amount earned by each executive will be based upon on either the company's or the appropriate business lines adjusted pre-tax income for 2018 and will be paid to the executive in early 2019.
(2)	The amounts in this column represent the grant date fair value for the respective awards. The performance based restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company's payroll system.
(3)	Represents the number of performance shares granted during the reported year to the named executive officer. These performance based restricted shares are available to vest over five calendar years beginning in 2019. The actual vesting percentage for each year is the year-over-year growth rate in diluted net income per share plus ten percentage points. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may take delivery of the vested shares approximately seven years after the grant date. Any restricted shares unvested after five years are forfeited back to the company.
(4)	Represents the number of time-based stock options granted during the reported year to the named executive officer. These stock options vest over five calendar years beginning in 2019. Once vested, the participant may exercise the options for a period of ten years from grant date.
(5)	Represents the number of performance shares granted during the reported year to the named executive officer. These performance based restricted shares are available to vest over five calendar years beginning in 2018. The actual vesting percentage for each year is the year-over-year growth rate in diluted net income per share plus ten percentage points. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may take delivery of the vested shares.
(6)	Represents the number of time-based stock options granted during the reported year to the named executive officer. These stock options are available to vest over five calendar years beginning in 2018. Once vested, the participant may exercise the options for a period of ten years from the grant date. Any options unvested after five years are forfeited back to the company.

34	2019 Proxy Statement

2018 EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2018

Name of Executive Officer	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock Held That Have Not Vested	(1) Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	(1) Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested
John P. Wiehoff	(#)41,830(2)	(#)0(2)	$68.81	12/7/2021			(#)86,699	$7,290,511
	47,257(2)	0(2)	61.91	12/5/2022
	126,800(2)	0(2)	58.25	12/4/2023
	106,462(2)	13,158(2)	74.57	12/3/2024
	90,432(3)	60,288(3)	63.58	12/2/2025
	57,944(3)	86,916(3)	76.72	12/7/2026
	33,474(3)	133,896(3)	87.15	12/6/2027
	0(3)	118,350(3)	88.87	12/5/2028

Andrew C. Clarke	27,393(2)	3,387(2)	62.11	6/2/2025			16,557	1,392,303
	18,090(3)	12,060(3)	63.58	12/2/2025
	11,244(3)	16,866(3)	76.72	12/7/2026
	6,344(3)	25,376(3)	87.15	12/6/2027
	0(3)	21,410(3)	88.87	12/5/2028

Robert C. Biesterfeld Jr.	11,644(2)	0(2)	58.25	12/4/2023			23,144	1,946,215
	9,748(2)	1,205(2)	74.57	12/3/2024
	18,090(3)	12,060(3)	63.58	12/2/2025
	11,244(3)	16,866(3)	76.72	12/7/2026
	6,344(3)	25,376(3)	87.15	12/6/2027
	4,128(3)	16,512(3)	89.70	3/1/2028
	0(3)	37,970(3)	88.87	12/5/2028

Christopher J. O'Brien	10,460(2)	0(2)	68.81	12/7/2021			16,038	1,348,661
	10,237(2)	0(2)	61.91	12/5/2022
	27,480(2)	0(2)	58.25	12/4/2023
	22,819(2)	2,821(2)	74.57	12/3/2024
	18,090(3)	12,060(3)	63.58	12/2/2025
	10,620(3)	15,930(3)	76.72	12/7/2026
	5,992(3)	23,968(3)	87.15	12/6/2027
	0(3)	21,410(3)	88.87	12/5/2028

Michael J. Short	2,412(2)	0(2)	58.25	12/4/2023	(#)3,722(4)	$312,949	14,872	1,250,613
	3,532(2)	905(2)	74.57	12/3/2024
	12,060(3)	12,060(3)	63.58	12/2/2025
	9,996(3)	14,994(3)	76.72	12/7/2026
	5,638(3)	22,552(3)	87.15	12/6/2027
	0(3)	20,220(3)	88.87	12/5/2028

(1)	The 2011-2018 performance share grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013-2018 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance shares unvested after five years are forfeited back to the company. The vested performance shares are deliverable to the named executive officer according to their prior-made election, but no sooner than two years after the vesting period concludes.
(2)	The 2011-2014 performance-incentive stock option grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013-2014 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance-incentive stock options unvested after five years are forfeited back to the company. Once the options are vested, they are exercisable for a period of ten years from the date of grant under the option award agreement.
2019 Proxy Statement	35

2018 EXECUTIVE COMPENSATION

(3)	Represents the number of time-based stock options granted during the reported year to the named executive officer. These stock options are available to vest over five calendar years beginning in the calendar year after the year of grant. Once vested, the participant may exercise the options for ten years from the grant date.
(4)	Upon Michael J. Short’s promotion to president of Global Freight Forwarding in May 2015, C.H. Robinson awarded him a special time-based restricted shares award. This one-time award vests ratably on the anniversary on the grant date over five years, contingent on Mr. Short’s continued service and was intended to serve as a retention tool for Mr. Short. If Mr. Short separates from service other than death, disability, or Change in Control prior to May 31, 2020, the unvested shares will be forfeited back to the company. One half of the vested shares will be delivered to Mr. Short on May 31, 2020 and the remaining half on May 31, 2021. The fair value is established on the market price of our Common Stock on the date of the grant, discounted for post-vesting holding restrictions.

Option Exercises and Stock Vested During 2018

Name of Executive Officer		No. of Shares Acquired on Exercise or Vesting	Value Realized Upon Exercise or Vesting	Grant Date Fair Value Previously Reported in Summary Compensation Table
John P. Wiehoff	Options	#0	$0	$0
	Stock	67,755	5,697,518	4,100,898
Andrew C. Clarke	Options	0	0	0
	Stock	12,212	1,026,907	730,623
Robert C. Biesterfeld Jr.	Options	5,968	170,194	86,372
	Stock	12,810	1,077,193	812,332
Christopher J. O'Brien	Options	0	0	0
	Stock	13,395	1,126,386	803,919
Michael J. Short	Options	4,527	109,771	62,622
	Stock	11,783(1)	1,003,041	704,831
(1)	1,861 of these shares vested pursuant to a time-based vesting award and the balance vested under performance share awards.

Nonqualified Deferred Compensation(1)

Name of Executive Officer	Executive Contributions in 2018	(2) Registrant Contributions in 2018	Aggregate Earnings in 2018	Aggregate Withdrawals/ Distributions	(3) Aggregate Balance at December 31, 2018
John P. Wiehoff	$0	$3,000,251	-$3,940,939	$2,159,942	$63,221,234
Andrew C. Clarke	0	534,109	-170,728	0	2,893,537
Robert C. Biesterfeld Jr.	0	1,319,460	-222,087	153,692	3,893,451
Christopher J. O'Brien	0	534,109	-680,951	540,531	6,338,620
Michael J. Short	0	504,782	-192,560	0	3,259,497
(1)	All awards referred to in this table are in the form of performance based restricted shares, except Mr. Short’s 2015 time-based restricted share award.
(2)	All values in this column represent the closing market price of the company stock on the grant date of the restricted share award.
(3)	All values in this column are based on the closing market price of the company stock as of December 31, 2018.

Potential Payments Upon Termination or Change in Control

The following table lists the potential value of accelerated vesting of unvested share awards and stock options upon termination of employment in the case of change in control, death, or disability of our NEOs. For this purpose, change in control is defined as (i) the ownership by a person or entity of more than 50 percent of the Common Stock of the company, (ii) the completion of a merger or consolidation or sale of

36	2019 Proxy Statement

2018 EXECUTIVE COMPENSATION

all or substantially all of the company’s assets where the company’s directors and shareholders prior to the transaction do not comprise at least 60 percent of the board of the surviving entity and 60 percent of its shareholder base, respectively, or (iii) a majority of the Board of Directors are no longer “continuing directors”. The amounts listed are calculated based on the assumption that the NEOs’ employment was terminated or that a change in control occurred on December 31, 2018, the last day of our reporting year. C.H. Robinson does not gross up payments to executive officers due to a change in control.

Name of Executive Officer	Benefits and Payments Upon Termination	Change in Control, Death, or Disability
John P. Wiehoff	Vesting of nonvested stock options	$2,002,344
	Vesting of nonvested restricted shares	7,290,511
Andrew C. Clarke	Vesting of nonvested stock options	446,095
	Vesting of nonvested restricted shares	1,392,303
Robert C. Biesterfeld Jr.	Vesting of nonvested stock options	383,123
	Vesting of nonvested restricted shares	1,946,215
Christopher J. O'Brien	Vesting of nonvested stock options	391,614
	Vesting of nonvested restricted shares	1,348,661
Michael J. Short	Vesting of nonvested stock options	366,469
	Vesting of nonvested restricted shares	1,563,563

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun Timothy C. Gokey Mary J. Steele Guilfoile Jodee A. Kozlak James B. Stake Paula C. Tolliver

The Members of the Compensation Committee of the Board of Directors

2019 Proxy Statement	37

2018 EXECUTIVE COMPENSATION

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John P. Wiehoff, our President, Chairman, and Chief Executive Officer (the “CEO”).

For 2018, our last completed fiscal year:

•	the annual total compensation of our median employee was $63,270; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 32 of this proxy statement, was $8,558,856.

Based on this information, for 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 135:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

While conducting our 2018 pay ratio analysis, the company determined that we could use the same median employee that we identified last year in our 2017 pay ratio analysis. We do not believe there has been any change in either our employee population or our employee compensation arrangements or practices that we believe would significantly impact our 2018 pay ratio disclosure. Similarly, there has been no change in our original median employee’s circumstances that we reasonably believe would result in a significant change in our 2018 pay ratio disclosure. We completed our 2018 pay ratio analysis as of October 1, 2018.

RELATED PARTY TRANSACTIONS

Our Audit Committee, pursuant to the company's written policy and procedures regarding transactions with related parties, is responsible for reviewing, approving, and/or ratifying any transaction involving the company with related persons. As defined in the policy, (i) a “related person” includes all directors and executive officers of the company, any nominee for director, and any immediate family members of any of the foregoing persons, as well as shareholders who beneficially own greater than five percent of the company’s Common Stock and their immediate family members; and (ii) a “transaction” includes but is not limited to any financial transaction, arrangement, or relationship. A transaction does not include any compensation arrangement with an executive officer or director of the company that has been approved or authorized by the Compensation Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other things, the business purpose and terms of the transaction, the process used to evaluate the transaction, and the significance of the interests and amounts involved in the transaction.

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in AMMF, a privately held trucking and transportation services company. In 2018, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 433 truckloads. The company paid approximately $1,535,000 to AMMF for these services, which represented just more than one percent of AMMF’s revenues for 2018. Management reported to the Audit Committee that the prices paid for the trucking services provided by AMMF were negotiated by 6 separate offices and were consistent with similar loads carried by other third-party vendors using comparable equipment. The transaction with Mr. Short was approved by the Audit Committee in accordance with the policy described above.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF in its assessment of Mr. Short’s independence.

38	2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 1, 2019, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each NEO of the company named in the Summary Compensation Table and (iii) all current company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them. Percentage ownership of our management is based on 137,434,622 shares of our Common Stock issued and outstanding on March 1, 2019. Percentage ownership of our largest shareholders is based on the percentages set forth in the Schedule 13G/As referenced below.

	(1) Number of Shares Beneficially Owned	Percentage of Outstanding Shares	(2) Number of Performance Shares Granted
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	#16,810,895	12.22%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	11,683,425	8.50%
FMR LLC(5) 245 Summer Street Boston, MA 02210	8,014,309	5.83%
State Street Corporation(6) State Street Financial Center One Lincoln Street Boston, MA 02111	7,964,567	5.80%
John P. Wiehoff(7)	1,294,676	0.94%	#752,784
Andrew C. Clarke(8)	81,383	0.06%	34,410
Robert C. Biesterfeld Jr.(9)	84,477	0.06%	45,390
Christopher O’Brien(10)	169,334	0.12%	72,309
Michael J. Short(11)	57,957	0.04%	29,458
Scott P. Anderson	16,732	0.01%
Wayne M. Fortun	38,149	0.03%
Timothy C. Gokey	3,380	0.00%
Mary J. Steele Guilfoile	11,546	0.01%
Jodee A. Kozlak	12,473	0.01%
Brian P. Short	57,163	0.04%
James B. Stake	18,908	0.01%
Paula C. Tolliver	668	0.00%
All current executive officers and directors as a group (19 people)	2,271,008	1.65%	1,125,820
(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of March 1, 2019, are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
2019 Proxy Statement	39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)	The figures in this column represent the performance shares and units granted to the named executive officers and the other executive officers of the company.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019. The Vanguard Group, Inc., filing as an investment adviser in accordance with Rule 240.13d-1(b)(ii)(E), has sole voting power over 175,811 shares, shared voting power over 50,000 shares, sole dispositive power over 16,594,209 shares, and shared dispositive power over 216,686.
(4)	Disclosure is made in reliance upon a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2019. BlackRock, Inc., filing as a parent holding company or control person in accordance with Rule 240.13d-1(b)(ii)(G), has sole voting power over 10,250,015 shares and sole dispositive power over 11,683,425 shares. BlackRock, Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds for the sale of Common Stock, but that no single person’s interests in the Common Stock is no more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2019, by FMR, LLC, filing as a parent holding company or control person in accordance with Rule 240.13d-1(b)(ii)(G), has sole voting power over 847,383 shares and sole dispositive power over 8,014,309 shares.
(6)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019, by State Street Corporation, filing as a parent holding company or control person in accordance with Rule 240.13d-1(b)(ii)(G), has shared voting power over 7,068,270 shares and shared dispositive power over 7,963,260 shares.
(7)	Includes 36,000 shares owned by Mr. Wiehoff’s spouse and includes 504,199 shares underlying performance-based and time-based stock options exercisable within 60 days.
(8)	Includes 63,071 shares underlying performance-based and time-based stock options exercisable within 60 days.
(9)	Includes 61,198 shares underlying performance-based and time-based stock options exercisable within 60 days.
(10)	Includes 105,698 shares underlying performance-based and time-based stock options exercisable within 60 days.
(11)	Includes 33,638 shares underlying performance-based and time-based stock options exercisable within 60 days.

40	2019 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than ten percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such executive officers, directors, and greater than ten percent beneficial owners are required by the regulations of the Securities and Exchange Commission to furnish the company with copies of all Section 16(a) reports they file. In 2019, C.H. Robinson completed a thorough review of the Section 16(a) reports filed on behalf of each individual who served as a director or executive officer of the company during the fiscal year ended December 31, 2018, to determine whether all of their reportable transactions in the company's Common Stock were timely reported and to ensure proper reporting of all of their beneficial holdings. The review revealed that there were several late filed reports and related transactions. Each late filed report and transaction was corrected by the company through the company’s filing of corrected forms throughout the year. In most of these cases, the underlying transactions did not include the purchase or sale of the company’s Common Stock, but rather consisted of non-market transactions such as vesting activity on the company’s stock option and restricted share awards, which caused the acquisition of derivative and non-derivative securities. The company acknowledges the officers reasonably relied on the company to perform the necessary filings on the officer’s behalf, and that ineffective internal processes were the cause of the late reporting. Since conducting the review, the company has developed new procedures to ensure improved compliance on an on-going basis.

The following is the number of late reports filed during 2018, under Section 16(a) and the number of transactions reflected therein as not reported on a timely basis during such fiscal year or prior fiscal years by such executive officers and directors:

•	Mr. Biesterfeld filed two late reports that covered seven transactions;
•	Mr. Campbell, the company’s chief legal officer, filed three late reports that covered eight transactions;
•	Mr. Clarke filed three late reports that covered four transactions;
•	Ms. Freeman, the company’s chief human resources officer, filed four late reports that covered nine transactions;
•	Mr. Gokey filed one late report, his Form 3 report, that reported no holdings;
•	Mr. Kass, the company’s president of managed services, filed four late reports that covered nine transactions;
•	Mr. Lemke, the company’s president of Robinson Fresh, filed two late reports that covered seven transactions;
•	Mr. O’Brien filed four late reports that covered nine transactions;
•	Mr. Short filed two late reports that covered three transactions;
•	Ms. Tolliver filed one late report, her Form 3 report, that reported no holdings; and
•	Mr. Wiehoff filed three late reports that covered eight transactions.
2019 Proxy Statement	41

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Scott P. Anderson, Timothy C. Gokey, Brian P. Short, James B. Stake, and Paula C. Tolliver. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current Nasdaq listing standards that apply to Audit Committee members, and that Messrs. Anderson, Gokey, Short, Stake, and Ms. Tolliver each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountant for the fiscal year ending December 31, 2018. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountant. The Audit Committee discussed with the independent accountant matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

Our independent accountant also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountant the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditor.

Based upon the Audit Committee’s discussions with management and the independent accountant, the Audit Committee’s review of the representation of management, and the report of the independent accountant to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

James B. Stake Scott P. Anderson Timothy C. Gokey Brian P. Short Paula C. Tolliver

The Members of the Audit Committee of the Board of Directors

42	2019 Proxy Statement

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act of 1934, as amended. C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	provide a level of total compensation necessary to attract, retain, and motivate high quality executives;
2)	pay incentive compensation aligned with company earnings at various levels;
3)	emphasize both team and company performance;
4)	balance incentive compensation to achieve both short-term and long-term profitability and growth; and
5)	encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal, we encourage you to review the 2018 Compensation Discussion and Analysis section of this Proxy Statement and related compensation tables and narrative discussion beginning on page 17. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2018 compensation of our named executive officers.

C.H. Robinson has requested shareholder approval of the compensation of our named executive officers on an annual basis. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables, and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal Two is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

2019 Proxy Statement	43

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the independent public accountant for C.H. Robinson for the fiscal year ending December 31, 2019. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the years ended December 31, 2018, and December 31, 2017. The table also includes fees billed for audit related, tax, and other services provided by the independent auditor during the same periods.

Fees	2018	2017
Audit Fees(1)	$1,884,581	$1,992,116
Audit-Related Fees(2)	342,290	134,258
Tax Fees(3)	907,416	1,930,081
Other Fees(4)	—	290,000

Total	$3,134,287	$4,346,455
(1)	Fees for audit services billed or expected to be billed relating to 2018 and 2017 consisted of:
•	Audit of the company’s annual financial statements and internal controls over financial reporting.
•	Reviews of the company’s quarterly financial statements.
•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters.
(2)	Fees for audit-related services billed or expected to be billed consisted of:
•	Employee benefit plan audit and due diligence procedures related to closed and prospective acquisitions.
(3)	Fees for tax services billed for tax compliance and tax planning and advice:
•	Fees for tax compliance services totaled $338,341 and $418,433 in 2018 and 2017, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.
•	Fees for tax planning and advice services totaled $569,075 and $1,511,648 in 2018 and 2017, respectively. Tax planning and advice services are services provided for proposed transactions or other general tax planning matters.
(4)	Fees for other services:
•	Fees for human resource information system due diligence consulting services totaled $290,000 in 2017; no similar fees were incurred in 2018.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2018 and 2017 were preapproved, following the policies and procedures of the Audit Committee.

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PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Preapproval Policy

All the professional services were approved or preapproved in accordance with policies of the Audit Committee and the company. These policies describe the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific preapproval and cannot begin until approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific preapproval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the preapproval requirement to be waived if all the following criteria are met:

1.	The service is not an audit, review, or other attest service;
2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;
3.	The services were not recognized at the time of the engagement to be non-audit services;
4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and
5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditor.

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
C.H. ROBINSON WORLDWIDE, INC. COMMON STOCK TO THE 2013 EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve an increase in the current number of shares available in the share reserve of our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”). The original 2013 Plan became effective upon approval by our shareholders on May 9, 2013, and since such approval, has been the only plan under which equity awards have been made to our employees and non-employee directors. The 2013 Plan’s original share reserve of 3,400,000 shares was initially supplemented by 3,641,803 shares remaining available for future awards under the company’s prior existing 1997 Omnibus Stock Plan, for a total initial authorized share amount of 7,041,803 shares. At the company’s Annual Meeting on May 12, 2016, shareholders approved amending and restating the original 2013 Plan to, among other things, add 6,000,000 shares to the 2013 Plan, for a total authorized share amount of 13,041,803. Since the company’s 2016 Annual Meeting, the company has granted shares to employees and non-employee directors under the 2013 Plan and as of March 1, 2019, there are 1,417,433 shares of our Common Stock in the share reserve that remain available for future grants under the 2013 Plan. We are asking to further amend and restate the 2013 Plan to increase the current number of shares authorized for award under the 2013 Plan by 4,000,000 shares, to 17,041,803 shares. This will increase the current number of shares available in the share reserve of our 2013 Plan from 1,417,433 shares to 5,417,433 shares. The proposed amendment and restatement of the 2013 Plan would not make any other changes to the 2013 Plan at this time.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval to increase the 2013 Plan’s available share reserve by amending and restating the 2013 Plan is being sought in order to (i) satisfy the shareholder approval requirements of the Nasdaq Stock Market and (ii) obtain shareholder approval of the increased number of shares that may be subject to incentive stock options under to Internal Revenue Code Section 422.

For the reasons listed below, our Board of Directors recommends that our shareholders vote FOR the approval of additional available shares to the 2013 Plan because it believes that increasing the 2013 Plan’s share reserve will be critical in enabling us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the increase of available shares to the 2013 Plan. If the Proposal Four is not approved by our shareholders, the 2013 Plan in its current form will remain in effect, and we will remain subject to its existing share reserve.

Basis for the Requested Share Reserve Increase

Long-term equity-based incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity-based compensation is considered to be of utmost importance to our success. Given the importance of providing competitive levels of equity-based compensation, particularly during this critical period of our CEO succession, and the shares remaining available for awards under the 2013 Plan’s existing share reserve, the Compensation Committee and the Board of Directors have decided to seek shareholder approval to amend and restate the 2013 Plan in order to increase the share reserve.

In determining the number of additional shares proposed to be added to the 2013 Plan’s share reserve, our Compensation Committee considered a number of factors, including the following:

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
C.H. ROBINSON WORLDWIDE, INC. COMMON STOCK TO THE 2013 EQUITY INCENTIVE PLAN

•	the shares available and outstanding awards under the 2013 Plan;
•	how long the shares available under the 2013 Plan are expected to last;
•	our historical equity award granting practices, including our three-year average share usage rate, or “burn rate”; and
•	the expected dilutive impact.

These factors are further discussed below.

Shares available and outstanding awards. Under the heading “Equity Compensation Plan Information” on page 55, we provide information about the shares of our Common Stock that may be issued under the 2013 Plan and our Employee Stock Purchase Plan as of December 31, 2018, the end of our most recent fiscal year. To facilitate approval of the request to add additional shares to the 2013 Plan, we are providing updated information as of March 1, 2019.

As of March 1, 2019, there were 137,434,622 shares of our Common Stock issued and outstanding. The closing sale price of a share of our Common Stock on the Nasdaq Stock Market on that date was $90.20. The following table summarizes information regarding awards outstanding and shares of our Common Stock remaining available for grant under the 2013 Plan as of March 1, 2019:

Stock Options Outstanding	#7,641,178
Weighted Average Exercise Price of Stock Options Outstanding	$76.15
Weighted Average Remaining Term of Stock Options Outstanding	7.02 years
Full Value Awards Outstanding (RSUs, Restricted Share Awards, and Performance-based Restricted Share Awards)	$1,756,299
Shares Available for Grant under the 2013 Equity Incentive Plan	#1,417,433

Historical equity granting practices. Our three-year average annual equity grant rate, or “burn rate,” for the 2016-2018 period was 2.24 percent, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”). This compares to ISS’s benchmark guidance of 2.04 percent for our industry classification among S&P 500 companies.

Fiscal Year	Stock Options Granted	Time-based RSU/Restricted Share Award Granted(1)	Performance-based RSU/Restricted Share Award Earned/Vested	Weighted-Average Shares Outstanding
2018	#1,074,655	#276,587	#687,463	#139,010,000
2017	1,452,765	280,097	121,030	140,610,000
2016	1,250,154	345,033	175,413	142,706,000
(1)	Excludes shares issued in connection with acquisitions (other than inducement awards).

Expected duration of available shares. We expect to continue making equity awards consistent with our practices over the past three years, and to maintain an average annual burn rate over the next three years in line with our average for the 2016-2018 period. On that basis, we expect that shares currently remaining available for awards under the 2013 Plan will likely be insufficient to continue making awards beyond 2018, but that the shares of Common Stock available for future awards if the amendment and restatement of the 2013 Plan is approved would be sufficient for equity awards grants for approximately two years.

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
C.H. ROBINSON WORLDWIDE, INC. COMMON STOCK TO THE 2013 EQUITY INCENTIVE PLAN

Potential Dilution. As of March 1, 2019, the 137,434,622 shares of our Common Stock subject to outstanding awards under the 2013 Plan and available for future awards under the 2013 Plan represented approximately 7.3 percent of the fully-diluted number of our common shares outstanding. The 4,000,000 shares of Common Stock proposed to be added to the 2013 Plan’s share reserve would increase the voting power dilution percentage to approximately 9.73% percent.

Expectations regarding future share usage under the 2013 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2013 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2013 Plan currently includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2013 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.
•	No discounted option or SAR grants. The 2013 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our Common Stock on the date of grant (except in the limited case of “substitute awards” as described below).
•	Minimum vesting period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.
•	No liberal share recycling provisions. We may not add back to the 2013 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to an option or SAR award that are not issued in connection with the stock settlement of that award upon its exercise.
•	No liberal definition of “change in control”. No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any Board assessment that a change in control is imminent.
•	No automatic accelerated vesting of equity awards upon a change in control.
•	Limit on non-employee director awards. Equity awards to each non-employee director are subject to an annual grant date fair value limit.
•	Limit on discretionary authority to accelerate vesting. Our Compensation Committee’s discretionary authority to accelerate the vesting of awards will be limited to situations involving a change in control or a participant’s death or disability.

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
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Description of the Proposed Amended and Restated 2013 Plan

The major features of the 2013 Plan as proposed to be amended and restated are summarized below. For the avoidance of doubt, the only change being made to the 2013 Plan by the proposed amendment and restatement is to increase the authorized share reserve by 4,000,000 shares of our Common Stock. References to the “2013 Plan” in the following discussion refer to the 2013 Plan as proposed to be amended and restated unless otherwise indicated. The summary is qualified in its entirety by reference to the full text of the 2013 Plan as proposed to be amended and restated, which is attached as Appendix A to this Proxy Statement.

Purpose of the Plan. The 2013 Plan is intended to advance the interests of our company and its shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. Employees, consultants, advisors, and independent contractors of the company or any subsidiary, as well as non-employee directors of the company, are eligible to receive awards under the 2013 Plan. As of March 1, 2019, there were approximately 15,400 employees of the company and its subsidiaries, eight non-employee directors of the company and an immaterial number of consultants and advisors who would be eligible to receive awards under the 2013 Plan. Although not necessarily indicative of future grants under the 2013 Plan, as of the same date, approximately 2,500 of the 15,400 eligible employees and all of the non-employee directors have been granted awards under the 2013 Plan, but no consultants or advisors have been granted awards under the 2013 Plan.

Administration. The 2013 Plan is administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power, and authority under the 2013 Plan to any of its members, to our executive officers, or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers, or to one or more agents or advisors with respect to non-discretionary administrative duties.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type, and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the 2013 Plan, interpret the 2013 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award in connection with a change in control or the death or disability of a participant, and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2013 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2013 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Subject to certain limits in the 2013 Plan, the Compensation Committee may also establish subplans or modify the terms of awards under the 2013 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements.

Authorized Shares, Available Shares, and Limitations on Awards. A maximum of 17,041,803 shares of our Common Stock are authorized for awards under the 2013 Plan, of which approximately 5,417,433

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
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shares of our Common Stock remain available for future grants. No more than 50 percent of the total shares available for issuance under the 2013 Plan may be the subject of full value awards. All of the shares available for issuance under the 2013 Plan may be the subject of incentive stock option awards. The shares of Common Stock that may be issued under the 2013 Plan are authorized but unissued or treasury shares. The number of shares of Common Stock subject to options or SARs that may be granted to any one participant during a calendar year under the 2013 Plan may not exceed 500,000. These share limitations are subject to adjustment for changes in our corporate structure or shares, as described below.

The aggregate grant date fair value of all awards granted during any calendar year under the 2013 Plan to any non-employee director (other than awards granted at the election of the director in lieu of cash retainers or fees otherwise payable to the director) may not exceed $500,000.

The 2013 Plan share reserve will be reduced by one share for every one share issued or issuable pursuant to an award under the 2013 Plan. Any shares of Common Stock subject to an award under the 2013 Plan, or to an award under the 1997 Plan that was outstanding on the date our shareholders originally approved the 2013 Plan, that expires, is forfeited or terminated, or is settled or paid in cash will, to the extent of such expiration, forfeiture, termination, or cash settlement, automatically replenish the 2013 Plan share reserve and become available for future awards. However, any shares tendered or withheld to pay the exercise price of an option award, any shares tendered or withheld to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds, and any shares subject to an option or SAR award that are not issued in connection with the stock settlement of that award on its exercise will not replenish the 2013 Plan share reserve and may not be used again for future awards.

Awards granted or shares of our Common Stock issued under the 2013 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2013 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2013 Plan and will not reduce the share reserve under the 2013 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Types of Awards. The 2013 Plan permits us to grant stock option awards, SAR awards, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded “incentive stock options” within the meaning of Internal Revenue Code Section 422, and any eligible recipient may be awarded options to purchase shares of our Common Stock that do not qualify as incentive stock options, referred to as “nonqualified stock options”. The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our Common Stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2013 Plan as of any date means the closing sale price of a share of our Common Stock on the Nasdaq Stock Market on that date.

The total purchase price of the shares of Common Stock to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us of shares of Common Stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
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An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our Common Stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our Common Stock, cash, or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100 percent of the fair market value of one share of our Common Stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant and will be subject to such other terms and conditions, consistent with the terms of the 2013 Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our Common Stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Unless otherwise specified by the Compensation Committee, dividends and distributions, other than regular cash dividends, that are paid on restricted shares will be subject to the same restrictions as the underlying shares. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. The grant of a stock unit provides the right to receive the fair market value a share of our Common Stock, payable in cash, shares, or a combination of both. A stock unit award vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2013 Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards.

Other Stock-Based Awards. The Compensation Committee may grant awards of Common Stock and other awards that are valued by reference to and/or payable in shares of our Common Stock under the 2013 Plan. The Compensation Committee has complete discretion in determining the terms and conditions of such awards.

Minimum Vesting Periods. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of at least one year. These required vesting and performance periods will not apply: (i) to awards granted in payment of other compensation that is already earned and payable, (ii) upon a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, or (v) to awards involving an aggregate number of shares not in excess of 5 percent of the 2013 Plan’s share reserve.

Transferability of Awards. In general, no right or interest in any award under the 2013 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
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transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2013 Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be terminated. “Cause” for termination generally involves misappropriation of our cash or property or failure to comply with applicable confidentiality, noncompetition, and data security obligations. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Performance Awards. Any award under the 2013 Plan may be granted as a performance-based award if the Compensation Committee establishes one or more measures of corporate, business unit, or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of the award. The Compensation Committee will determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of a performance award has been earned. The Compensation Committee also has the ability to provide, in an individual award agreement or elsewhere, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a change in control, a corporate transaction, a recapitalization, a change in the accounting practices of our company, or a participant’s death or disability.

Change in Control. If a change in control of our company occurs, the Compensation Committee may take such actions with respect to outstanding awards as it deems appropriate under the circumstances, which may include (i) providing for the continuation, assumption, or replacement of outstanding awards by the surviving or successor entity; (ii) providing that outstanding awards will terminate upon or immediately prior to the consummation of such change in control; (iii) providing that outstanding awards will vest and become exercisable or payable, in whole or in part, prior to or upon consummation of such change in control, or upon termination of a participant’s employment or other service under specified conditions within a specified period of time after the change in control; or (iv) providing for the cancellation of any outstanding award in exchange for a payment equal to the intrinsic value of the award at the time of the change in control. The Compensation Committee may specify the action to be taken in an award agreement or may take the action prior to or coincident with the change in control and is not required to treat all awards or all participants similarly.

For these purposes, a “change in control” generally refers to a merger or consolidation involving us, a sale of all or substantially all of our assets, the acquisition by a person or group of more than 50 percent of the voting power of our stock, or certain changes in the composition of our Board of Directors.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our Common Stock to change, such as stock splits, spin-offs, stock dividends, or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2013 Plan, (ii) outstanding awards as to the class, number of shares, and exercise price per share, and (iii) award limitations prescribed by the 2013 Plan. In connection with other types of transactions that may also affect our Common Stock, such as reorganizations, mergers, or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

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Deferral of Payouts. The Compensation Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award under the 2013 Plan, and will prescribe the terms, conditions, and procedures for such deferrals, which may include effecting a deferral in accordance with our Nonqualified Deferred Compensation Plan. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2013 Plan’s share reserve.

Effective Date and Term of the 2013 Plan. The 2013 Plan became effective on May 9, 2013, the date it was originally approved by our shareholders. The amendment and restatement of the 2013 Plan will become effective on the date our shareholders approve it. Unless terminated earlier, the 2013 Plan will terminate on May 9, 2023. Awards outstanding under the 2013 Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2013 Plan at any time.

Amendment of the Plan. Our Board of Directors may amend the 2013 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the Nasdaq Stock Market. No amendment of the 2013 Plan may adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to awards granted under the 2013 Plan, based on current statutes, regulations, and interpretations.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2013 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2013 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions

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lapse and the shares vest, unless the participant elects under Internal Revenue Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Internal Revenue Code Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) prevents the company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2018 includes the CEO, CFO, and the three other most highly compensated executive officers of the company as of the end of the applicable calendar year, and any other person who was considered a covered employee in a previous taxable year (but not earlier than 2017). Prior to 2018, this deduction limitation did not apply to qualified “performance-based” compensation and a company’s CFO was not considered to be a “covered officer”. Any awards the company grants in the future pursuant to the 2013 Plan to covered employees, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2013 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code (“Section 409A”), or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred”, would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the Proposed Amended and Restated 2013 Plan

Because the proposed amendment and restatement of the 2013 Plan will not become effective until it is approved by our shareholders, the Compensation Committee has not yet approved any awards under, or subject to, the 2013 Plan as proposed to be amended and restated. In addition, because all awards under the 2013 Plan are discretionary with the Compensation Committee, neither the number nor types of future 2013 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the 2013 Plan during 2018 to our named executive officers is provided under the caption “Grants of Plan-Based Awards” on page 34 of this proxy statement.

Board Voting Recommendation:

The Board of Directors recommends a vote FOR the approval to add shares of C.H. Robinson Worldwide, Inc. Common Stock to the Amended and Restated 2013 Equity Incentive Plan.

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PROPOSAL FOUR: APPROVE ADDING SHARES OF
C.H. ROBINSON WORLDWIDE, INC. COMMON STOCK TO THE 2013 EQUITY INCENTIVE PLAN

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	#10,848,823	$74.42	#1,571,347
Equity compensation plans not approved by security holders	—	—	—
Total	10,848,823	74.42	1,571,347
(1)	Includes stock available for issuance under our Employee Stock Purchase Plan, as well as options, restricted stock granted, and shares that may become subject to future awards under our 2013 Equity Incentive Plan. Specifically, 3,026,309 shares remain available under our Employee Stock Purchase Plan, and 7,822,514 options remain outstanding for future exercise. Under our 2013 Equity Incentive Plan, 1,571,347 shares may become subject to future awards in the form of stock option grants or the issuance of restricted stock.
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PROPOSAL FIVE: SHAREHOLDER PROPOSAL ON THE ADOPTION OF GREENHOUSE GAS EMISSIONS REDUCTION TARGETS

C.H. Robinson has been advised that one of its shareholders, the Sisters of the Presentation of the Blessed Virgin Mary, intends to present a proposal at our Annual Meeting. Please contact our corporate secretary, orally or in writing, if you would like the address and stock ownership information of the Sisters of the Presentation of the Blessed Virgin Mary. If the Sisters of the Presentation of the Blessed Virgin Mary continue to qualify to propose a shareholder proposal under applicable law and it, or its representative, is present at the Annual Meeting and submits this proposal for a vote, then the shareholder proposal will be voted upon at our Annual Meeting. As applicable proxy regulations require, we have included the proposed resolution and supporting statement, exactly as submitted by the shareholder, both of which are set forth below. We disclaim all responsibility for the content of the proposal and the supporting statement.

For the reasons set forth in its Statement in Opposition to Proposal Five immediately following the shareholder proposal below, the Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Beginning of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary:

RESOLVED: Shareholders request that C.H. Robinson Worldwide, Inc.’s (Company) board oversee the adoption of time-bound, quantitative, company-wide, science-based targets for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.

Supporting Statement

In order to mitigate the worst impacts of climate change, the Intergovernmental Panel on Climate Change estimates that a 45% reduction in anthropogenic GHG emissions globally is needed by 2030 (from 2010 levels) to stabilize global temperatures (Global Warming of 1.5 degrees C, IPCC, Oct. 2018). The Fourth U.S. National Climate Assessment concluded that climate change is expected to cause growing losses to American Infrastructure and property and impede the rate of economic growth over this century (upward of $500 billion a year) without substantial and sustained global efforts to reduce greenhouse gas emissions.

In 2017, the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) recommended that companies adopt targets to manage climate-related risks and disclose related strategies. The TCFD is supported by a cross section of influential investors and business leaders including BlackRock, Fidelity, Glass Lewis, Statoil, and Vanguard.

63 percent of Fortune 100 companies have established targets that will lead to emissions reductions (Source: Power Forward 3.0). Many Company peers and industry associations throughout their value chain have set GHG emissions targets and are reducing operating costs by boosting fuel efficiency. For instance, Expeditors International set a 27 percent reduction target for Scope 1 and 2 emissions by 2017; the International Air Transport Association committed to a 50 percent reduction in emissions by 2050 (with carbon neutral growth from 2020); and the International Maritime Organization has a mandatory ship energy efficiency management plan, along with a 50 percent reduction target per ton/km in 2050.

Climate change has significant potential to adversely impact the Company’s business. As the Company notes in their most recent 10-K, their contract carriers are subject to increasingly stringent regulations around climate change, which could increase contract costs. As the frequency and intensity of extreme weather events increases with climate change, along with infrastructure risks, shipments may be subject to more frequent delays and losses, ultimately increasing operating costs and potentially threatening revenue.

A similar proposal made by the proponent last year received a favorable vote of nearly 38%. Since then, the Company has taken little action to monitor, manage, or meaningfully mitigate these risks or capture the opportunities. This is confirmed by MSCI rating the Company as worst-in-class for management of risks from

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carbon emissions, and by Sustainalytics placing the Company below their peer group average for carbon intensity and GHG reduction programs. As the world’s largest third-party logistics provider, the Company has a unique opportunity to lead the transition of the commercial freight sector into the low carbon future.

End of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary

Statement of Opposition to and Recommendation of the Board of Directors on Proposal Five

The Board of Directors recommends that you vote against this proposal.

As a non-asset-based logistics company, C.H. Robinson does not directly control the greenhouse gas (“GHG”) emissions produced from the use of motor carrier or other transportation equipment. In addition, our facilities consist primarily of office space, some warehouse space, and not manufacturing or other facilities that consume large amounts of energy and release a commensurate amount of greenhouse gas. However, C.H. Robinson understands the impacts that global integrated supply chains can have on the world’s climate. We also recognize the importance of taking actionable steps designed to help our customers and service providers make informed decisions about how their supply chains operate so the supply chains of today and tomorrow support global environmental sustainability, including reducing greenhouse gas emissions, and making a positive sustainable impact.

In 2018, the company began working with a leading third party environmental sustainability consultant to formally inventory and measure Scope 1 and 2 GHG emissions arising from C.H. Robinson’s operations. By the beginning of 2019, C.H. Robinson had completed its initial global GHG emissions footprint, the initial collection of GHG emissions data related to that footprint, as well as calculated the company’s global Scope 1 and 2 GHG emissions inventory. In 2019 and beyond, the company is committed to identifying methods to increase the accuracy of its gathering of primary emissions data for its owned and leased facilities and is also committed to establishing Scope 1 and 2 GHG emissions baselines and setting both qualitative and quantitative short and long term GHG emissions reduction targets.

In addition to focusing on methods of reducing the GHG emissions arising from our own operations, our service offerings positively impact our customers’ abilities to improve environmental sustainability in many ways, including:

•	Creating Transportation Efficiencies – providing load optimization across transportation modes through both consultative analysis and operational design and execution that helps to reduce miles traveled and increases efficient use of transport equipment, thereby reducing greenhouse gas emissions.
•	Supply Chain Optimization – providing supply chain consultative services designed to minimize supply chain assets, inventories, and transportation miles.
•	Transportation Carbon Emission Reporting – providing customers with time-based carbon emissions estimates, by mode, which highlight opportunities within their supply chains to reduce carbon emissions and improve environmental sustainability.

C.H. Robinson’s service offerings also raise awareness of and enable our contracted motor carriers to increase resource efficiencies designed to reduce carbon emissions, including:

•	Reducing Empty Miles – helping motor carriers leverage backhaul capacity to reduce empty miles.
•	Participation in the Environmental Protection Agency’s (“EPA”) SmartWay® Program – C.H. Robinson has been a member of the EPA’s SmartWay program since 2005. In 2018, nearly 44 percent of all C.H. Robinson brokered shipments were moved using SmartWay participating motor carriers.
•	Supporting Local, Sustainable Farming Programs – identifying, working with, and supporting local and regional farming/growing programs to shorten the distance from farm to table.
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•	Advancing the transportation industry’s ability to accurately track and measure emissions — through the use of a new C.H. Robinson/M.I.T. created model for measuring LTL freight shipment emissions.

C.H. Robinson has and will continue to take steps to positively influence the profitability of its operations and its own impact on environmental sustainability, including:

•	Reducing Electricity Consumption – at numerous operational facilities, implementing point-of-use controls designed to automatically turn lights off when a room is not being used and using high efficiency LED bulbs in corporate headquarters facilities.
•	Reducing Paper and Water Consumption – using improved paper dispensing mechanisms and automated water faucets to reduce the volume of both paper products and water used, as well as the use of compostable trays and other utensils and serving ware at our corporate headquarters facilities.
•	Classification and Treatments of Waste Materials – at its corporate campus locations in Eden Prairie, MN, administering a triple sort waste materials program consisting of separate receptacles for organic/compostable materials, recycling materials, and trash materials.
•	Participation in Leadership in Energy and Environment Design (“LEED”) – at its newest and largest Chicago, IL operating facility, maintaining a LEED certification through the use of LED lighting fixtures, low-flow plumbing fixtures, daylighting, external shading, and low emitting materials techniques, as well as providing access to green space and promoting walking, biking, and public transit connections by employees in this urban site location.
•	European Carbon Emissions Offsetting – the company’s business travel of its European employees is carbon neutral. This is accomplished through the purchase of carbon offsets by the company from a third-party non-profit organization. Additionally, the company’s European employees may have their personal travel offset as part of this program. In 2018, the company’s participation in this program offset nearly 346,000 MTs of GHG emissions.

C.H. Robinson has made great progress inventorying and measuring its Scope 1 and 2 GHG emissions and is in the process of analyzing its emissions data to establish qualitative and quantitative short- and long-term GHG emissions reduction targets. The company will also continue to offer services and capabilities to our customers and options to its contracted motor carriers to improve their operations’ environmental sustainability methods.

C.H. Robinson does not believe that the Shareholder’s proposal accurately reflects the most efficient or effective manner for C.H. Robinson to achieve GHG emissions reduction initiatives.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL FIVE.

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SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily via the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks, and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2020 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2020 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2019 Annual Meeting is held on schedule, we must receive notice pertaining to the 2020 Annual Meeting no later than February 9, 2020. Proposals should be sent to the attention of the corporate secretary and must include certain information about the shareholder and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 9, 2020. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2020 proxy materials, such notice must be received at the above address no later than Friday, November 29, 2019.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or Annual Report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: chief legal officer and corporate secretary, by telephone at (952) 937-7829, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our Annual Report and/or Proxy Statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2018, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials. Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 9, 2019, Annual Meeting. You may attend the meeting and vote your shares electronically as part of our virtual meeting of shareholders by visiting www.virtualshareholdermeeting.com/CHRW2019. The meeting will be completely virtual. You will need the control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

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The information in this Proxy Statement under the captions “Compensation Discussion and Analysis”, the “Compensation Committee Report”, and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report”, and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell Chief Legal Officer and Secretary

March 28, 2019

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APPENDIX A

C.H. ROBINSON WORLDWIDE, INC.
2013 EQUITY INCENTIVE PLAN
(As Amended and Restated as of May 9, 2019)

1. Purpose. The purpose of the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means the grant of a compensatory award under the Plan in the form of an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant’s (i) embezzlement or misappropriation of Company funds or property, (ii) failure to comply, as determined by the Company, with any applicable confidentiality, noncompetition or data security agreement or obligation, or (iii) failure to comply, as determined by the Company, with any applicable Management-Employee Agreement, Sales Employee Agreement or other agreement containing post-employment restrictions.

(f) “Change in Control” means any one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

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(3) The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, (i) all or substantially all of the Persons who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities, or (ii) at least 60% of the directors of the surviving or acquiring entity (or its Parent) are Continuing Directors.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.

(i) “Company” means C.H. Robinson Worldwide, Inc., a Delaware corporation, or any successor thereto.

(j) “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (B) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the

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principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option or Stock Appreciation Right.

(r) “Good Reason” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, any of the following acts by the Company or the Affiliate to which the Participant provides Service and which occur without the Participant’s consent: (i) a material diminution in the Participant’s authority, duties or responsibilities; (ii) requiring the Participant to be based or to regularly perform Services at any location that is in excess of 50 miles from the principal location at which the Participant previously provided Services; or (iii) a material reduction in the Participant’s base salary or other material adverse change in the elements of compensation provided to Participant (other than a reduction or change applied generally to all salaried employees of the Company). Notwithstanding the foregoing, Good Reason shall not exist unless the Participant shall have first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iii) of this paragraph within 90 days of the condition’s initial occurrence, and such condition is not fully remedied by the Company within 30 days after the Company’s receipt of written notice from you.

(s) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(u) “Non-Employee Director” means a member of the Board who is not an Employee.

(v) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(w) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(z) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa) “Plan” means this C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan, as amended and in effect from time to time.

(bb) “Prior Plan” means the C.H. Robinson Worldwide, Inc. 1997 Omnibus Stock Plan, as amended and restated as of the effective date of this Plan.

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(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff) “Share” means a share of Stock.

(gg) “Stock” means the common stock, $0.10 par value, of the Company.

(hh) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll) “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting of an Award (but only in situations involving the death or Disability of the applicable Participant or in connection with a Change in Control), or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, correcting any defect or omission or reconciling any inconsistency in the Plan and any Award or Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

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(4) taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the penultimate sentence of Section 3(d), shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 17,041,803. No more than fifty percent (50%) of the total Shares available for issuance under the Plan as provided in the previous sentence may be the subject of Full Value Awards. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of Shares could be received.

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(2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3) Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited, terminated or expires or is settled for cash shall, to the extent of such forfeiture, termination, expiration or cash settlement, become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased. The following Shares shall not, however, become available for future Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any awards under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock option or stock appreciation rights award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, either pay cash in lieu of any fractional Share in settlement of an Award or eliminate any fractional Share.

(e) Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 500,000 Shares, subject to adjustment as provided in Section 12(a).

(f) Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $10,000,000.

(g) Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States)

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of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) shall not exceed $500,000.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control, (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a).

(c) Transferability. Except as provided in this Section 6(c), and except for an Award that involves only the immediate issuance of unrestricted Shares, (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect and unenforceable against the Company or any Affiliate. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for Cause or conduct during a post-termination exercise period that would constitute Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

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(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.

(f) Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change in Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR. Any dividends or distributions, other than regular cash dividends, that are paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

(i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and subject further to compliance with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or other document as the Committee may determine, including the Robinson Companies Nonqualified Deferred Compensation Plan, as amended (the “NQDC Plan”), or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the permissible time(s) and form(s) of payment of deferred amounts; (ii) the terms of any deferral elections by a Participant or of any deferral required by the Company; and (iii) the crediting of interest or dividend equivalents on

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deferred amounts. To the extent that any such deferral is effected in accordance with the NQDC Plan, the stock units credited to the NQDC Plan account of a Participant shall be deemed Stock Units for purposes of this Plan, and if settled in Shares, such Shares shall be drawn from and charged against the Plan’s share reserve.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of section 4(a), subject to adjustment as provided in Section 12(a).

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date. (3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

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8. Stock Appreciation Rights.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, or (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent. Any such book-entry shall be subject to transfer restrictions and accompanied by corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions will be removed from the book-entry evidencing such Shares. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement (which may include a waiver by the Participant of the right to vote or receive any dividend or distribution with respect to Shares of Restricted Stock), a Participant with a Restricted Stock Award shall have all the rights of a stockholder with respect to the Shares of Restricted Stock subject thereto.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the

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terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718—Stock Compensation, or any successor provision) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Change in Control. In the event of a Change in Control, the Committee may take such actions with respect to outstanding Awards as it deems appropriate under the circumstances, which may include one or more of the following: (i) providing for the continuation, assumption or replacement of outstanding Awards by the surviving or successor entity (or an affiliate thereof) with appropriate adjustments as may be required or permitted by Section 12(a); (ii) providing that outstanding Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) providing that outstanding Awards will vest and become exercisable, realizable or payable, in whole or in part, prior to or upon consummation of such Change in Control, or upon termination of a Participant’s Service under specified conditions within a specified period of time after the Change in Control; or (iv) providing for the cancellation of any outstanding Award at or immediately prior to a Change in Control in exchange for a payment (in cash or other property) in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award (or, if no such consideration would be received, the Fair Market Value of such number of Shares immediately prior to such Change in Control), and (B) the aggregate exercise price (if any) for the Shares subject to such Award (it being understood that if such amount would not be a positive number, then such Award may be canceled by the Company without payment). Any action contemplated under this Section 12(b) may be specified by the Committee at the time an Award is made in the applicable Agreement or be taken by the Committee prior to or coincident with the time of the Change in Control. The Committee will not be required to treat all Awards or all Participants similarly.

(1) For purposes of this Section 12(b), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or an affiliate thereof) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Change in Control and contains terms and conditions that are substantially similar to those of the Award.

(2) Payment of any amount under this Section 12(b) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or

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may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Change in Control transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(c) Dissolution or Liquidation. Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of the event), if the stockholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate) through a reduction in the number of Shares delivered or through a delivery (either actually or by attestation) to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan originally became effective on May 9, 2013, the date it was initially approved by the Company’s stockholders, and which is considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). The Plan as amended and restated will become effective on the date it is approved by the Company’s stockholders. If the Company’s stockholders fail to approve the amendment and restatement of the Plan by June 30, 2016, the Plan will continue in effect in the form in which it existed immediately prior to that date, and any Awards made under the Plan that were contingent upon approval of the amendment and restatement of the Plan by the Company’s stockholders shall be void and of no effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the original effective date of the Plan, whichever occurs first (the “Termination Date”). Any Award made before the Termination Date may extend beyond the Termination Date and will continue to be subject to the terms of the Plan and the applicable Agreement, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the Termination Date.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on

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which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Sections 3(b)(2) and 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

(e) No Option or Stock Appreciation Right Repricing. Except as provided in Section 12(a), no Option or SAR Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) canceled in conjunction with the grant of any new Option or SAR Award with a lower exercise price, (iii) canceled in exchange for cash, other property or the grant of any Full Value Award at a time when the exercise price of the Option or SAR Award is greater than the current Fair market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or SAR Award, unless such action is approved by the Company’s stockholders.

16. Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17. Performance-Based Compensation.

(a) Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or may likely be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Compliance with Code Section 162(m). If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be

2019 Proxy Statement	A-13

otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c) Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: sales values; volume; revenue; income from operations; net sales; net earnings; earnings before one or more of interest expense, interest income, taxes, depreciation, amortization or incentive compensation expense; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on costs, return on invested or average capital employed and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or net sales; cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; economic value; cumulative total return to shareholders; asset quality; non-performing assets; operating assets; improvement in or attainment of expense levels or cost savings; and improvement in or attainment of working capital levels.1 Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

18. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Stock certificates evidencing Shares issued under the Plan that are subject to such securities law restrictions shall bear an appropriate restrictive legend.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under

1 List of performance measures should be reviewed to confirm its adequacy.

A-14	2019 Proxy Statement

any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by

2019 Proxy Statement	A-15

the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

A-16	2019 Proxy Statement

C.H. ROBINSON WORLDWIDE, INC.
ATTN: BEN G. CAMPBELL
14701 CHARLSON ROAD, SUITE 200
EDEN PRAIRIE, MN 55347

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CHRW2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 8, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E66905-P17208

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

C.H. ROBINSON WORLDWIDE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Scott P. Anderson	☐	☐	☐
1b. Robert C. Biesterfeld, Jr.	☐	☐	☐
1c. Wayne M. Fortun	☐	☐	☐
1d. Timothy C. Gokey	☐	☐	☐
1e. Mary J. Steele Guilfoile	☐	☐	☐
1f. Jodee A. Kozlak	☐	☐	☐
1g. Brian P. Short	☐	☐	☐
1h. James B. Stake	☐	☐	☐
1i. Paula C. Tolliver	☐	☐	☐
1j. John P. Wiehoff	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E66906-P17208

C.H. ROBINSON WORLDWIDE, INC.
2019 Annual Meeting of Shareholders
Thursday, May 9, 2019 1:00 P.M. Central Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson 2019 Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson's 2019 Annual Meeting of Shareholders will be completely virtual. You can attend the meeting and vote these shares electronically by visiting www.virtualshareholdermeeting.com/CHRW2019, on May 9, 2019 at 1:00 P.M. Central Time. You will need the 16 digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or Proxy Card to enter the Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the item in Proposal 3, FOR the item in Proposal 4, and AGAINST the item in Proposal 5. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this Proxy.

Address Changes/Comments: ____________________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side